UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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 Stock Building Supply Holdings, Inc.
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STOCK BUILDING SUPPLY HOLDINGS, INC.
8020 Arco Corporate Drive, Suite 400
Raleigh, North Carolina 27617

Dear Stockholder:

It is my pleasure to invite you to attend the Annual Meeting of Stockholders of Stock Building Supply Holdings, Inc. The meeting will be held on Thursday, May 28, 2015 at 9:00 a.m., Eastern Time, at the Embassy Suites Hotel - Raleigh-Durham/Research Triangle East, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513. Should you require assistance in finding the location of the meeting, please contact Investor Relations by phone at (919) 431-1133 or by email at investors@stocksupply.com.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement. The notice of annual meeting of stockholders, proxy statement and proxy materials are being mailed to stockholders on or about April 30, 2015.

Your vote is very important to us. If you are a stockholder of record, you have the choice of voting over the Internet, by telephone or by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Thank you for your ongoing support and continued interest in Stock Building Supply Holdings, Inc.

Very truly yours,
Jeffrey G. Rea
President and Chief Executive Officer and Director

Raleigh, North Carolina
April 30, 2015

Notice of Annual Meeting of Stockholders
To Be Held on May 28, 2015

The Annual Meeting of Stockholders of Stock Building Supply Holdings, Inc., a Delaware corporation, will be held on Thursday, May 28, 2015, beginning at 9:00 a.m., Eastern Time, at the Embassy Suites Hotel - Raleigh-Durham / Research Triangle East, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513. Registration will begin at 8:00 a.m.

The purposes of the Annual Meeting are to:

1.	Elect two Class II Directors to hold office for a three-year term expiring at the annual meeting in 2018 and until their respective successors are elected and qualified;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015; and

3.	Transact such other business as may properly come before the meeting.

If you were a stockholder of record as of the close of business on April 24, 2015, you are entitled to receive notice of and to vote at the Annual Meeting. To attend the Annual Meeting, you must present a valid form of government-issued photo identification (such as a driver’s license or a passport) and demonstrate that you were a stockholder of Stock Building Supply Holdings, Inc. as of the close of business on April 24, 2015, or hold a valid proxy for the Annual Meeting from such a stockholder. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to bring proof of your beneficial ownership as of April 24, 2015, such as a brokerage account statement showing your ownership on that date or similar evidence of such ownership.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as promptly as possible.

Stockholders of record. Stockholders of record may vote:

1.	By Internet: go to www.investorvote.com/STCK;

2.	By toll-free telephone: call 1-800-652-VOTE (8683); or

3.	By mail: mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Beneficial Stockholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from your broker, bank or other holder of record to vote your shares.

By Order of the Board of Directors,
C. Lowell Ball
Senior Vice President, General Counsel and
Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 28, 2015. This Notice of Annual Meeting and Proxy Statement and our 2014 Annual Report are available in the “Investors” section of our website at www.stocksupply.com. The information contained on or accessible through our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated herein or into any other filings with the Securities and Exchange Commission (the “SEC”).

Stock Building Supply Holdings, Inc.
________________________________________
Proxy Statement
for
2015 Annual Meeting of Stockholders
May 28, 2015
________________________________________
General Information
The Board of Directors of Stock Building Supply Holdings, Inc. (the “Board”) is soliciting your proxy to vote at our 2015 Annual Meeting of Stockholders (“Annual Meeting” or the “meeting” ) or at any postponement or adjournment of the meeting. The Annual Meeting is to be held Thursday, May 28, 2015, beginning at 9:00 a.m. Eastern Time at the Embassy Suites Hotel - Raleigh-Durham / Research Triangle East, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513. On or about April 30, 2015, Stock Building Supply Holdings, Inc. will begin mailing its stockholders this proxy statement, the accompanying proxy card or voting instruction form and its 2014 Annual Report.
In this proxy statement, unless the context requires otherwise, all references to the “Company,” “we,” “us” or “our” or similar words are to Stock Building Supply Holdings, Inc. and its subsidiaries.

FREQUENTLY ASKED QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING
WHAT ARE THE PURPOSES OF THE ANNUAL MEETING AND WHAT MATTERS AM I VOTING ON?

The purposes of the Annual Meeting are to:

1.	Elect two Class II Directors to hold office for a three-year term expiring at the annual meeting in 2018 and until their respective successors are elected and qualified;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015; and

3.	Transact such other business as may properly come before the meeting.

A description of each proposal and the Board’s recommendation with respect to each proposal are set forth in this proxy statement. Stockholders are being asked to vote on each of these proposals.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Only stockholders of record at the close of business on April 24, 2015, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or at any postponements or adjournments of the meeting.

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Eastern Time, at the office of our Senior Vice President, General Counsel and Corporate Secretary, located at 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617.

WHAT ARE THE VOTING RIGHTS OF THE HOLDERS OF THE COMPANY’S COMMON STOCK?

Holders of the Company’s common stock are entitled to one vote for each share held of record as of the Record Date on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights.

HOW DO I VOTE?

Beneficial Stockholders. If you hold your shares through a broker, bank or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder.

Registered Stockholders. If you hold shares in your own name, you are a registered stockholder and may vote by written ballot at the Annual Meeting or by proxy before the Annual Meeting in the following ways:

1.	Via the Internet at www.investorvote.com/STCK;

2.	By calling 1-800-652-VOTE (8683); or

3.	By marking, signing, dating and returning a proxy card by mail.

Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 27, 2015.

HOW DO PROXIES WORK?

The Board is asking for your proxy. By giving us your proxy, you authorize Jeffrey G. Rea and C. Lowell Ball (members of our management), as proxy holders, to vote your shares at the meeting in the manner you direct. If you do not specify how you wish the proxy holders to vote your shares, they will vote your shares “FOR” both director nominees and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. We do not expect any other business to properly come before the meeting; however, if any other business should properly come before the meeting, the proxy holders also will vote your shares as recommended by the Board or, if no recommendation is given, in their own discretion.

If for any reason any of the nominees for election as director becomes unavailable for election, the proxy holders may exercise discretionary authority to vote for substitutes proposed by the Board.

WHAT CONSTITUTES A QUORUM AND HOW WILL VOTES BE COUNTED?

In order to carry out the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. If the persons present or represented by proxy at the meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the Record Date, the meeting may be adjourned to a subsequent date for the purposes of obtaining a quorum. As of the Record Date, 26,176,056 shares of common stock were outstanding.

Proxies received but marked as abstentions and “broker non-votes,” if any, will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of establishing a quorum.

Computershare Shareowner Services, LLC will count the vote and its representative will serve as the inspector of the election.

OUR VOTING RECOMMENDATION

Our Board recommends that you vote:

•	“FOR” the Board’s proposal to elect each of the Class II Director nominees to the Board (Proposal No. 1).

•	“FOR” the Board’s proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for 2015 (Proposal No. 2).

Unless you give other instructions when you vote, the persons named as proxy holders, Jeffrey G. Rea and C. Lowell Ball, will vote in accordance with the Board’s recommendations. We do not expect other business to properly come before the meeting; however, if any other business should properly come before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

Election of Class II Directors (Proposal No. 1). Stockholders may vote “FOR” either or both of the nominees or may elect to “WITHHOLD” their vote for either or both of the nominees. The two nominees receiving a plurality of the votes cast at the Annual Meeting will be elected directors. A properly executed proxy marked “WITHHOLD” with respect to the election of any or all

Class II Directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum at the Annual Meeting. As described below, a “broker non-vote” from a beneficial stockholder will be counted for purposes of establishing a quorum but will not be counted as either a “FOR” or “WITHHOLD” vote on this Proposal.

Ratification of the Selection of Independent Registered Public Accounting Firm (Proposal No. 2). Stockholders may vote “FOR” or “AGAINST” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of the independent registered public accounting firm for 2015. A registered stockholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “AGAINST” this Proposal. Although Proposal No. 2 is non-binding on us, the Company’s audit committee will consider the outcome of this vote in its future deliberations.

WHAT ARE “BROKER NON-VOTES” AND WHY IS IT SO IMPORTANT THAT I SUBMIT MY VOTING INSTRUCTIONS FOR SHARES I HOLD AS A BENEFICIAL STOCKHOLDER?

If a broker, bank or other nominee holds your shares in its name and you do not provide voting instructions to it, The NASDAQ Stock Market (“NASDAQ”) rules allow that firm to vote your shares only on routine matters. Proposal No. 2, the ratification of the appointment of our independent registered public accounting firm for 2015, is the only routine matter for consideration at the Annual Meeting. For all matters other than Proposal No. 2, you must submit voting instructions to the firm that holds your shares if you want your vote to count on such matters. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

MAY I CHANGE OR REVOKE MY VOTE?

Beneficial Stockholders. Beneficial stockholders should contact their broker, bank or other nominee for instructions on how to change their vote.

Registered Stockholders. Registered stockholders may change a properly executed proxy at any time before its exercise by:

•
delivering written notice of revocation to the Senior Vice President, General Counsel and Corporate Secretary at our principal executive offices at 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617;

•	submitting another proxy that is dated later than the original proxy (including a proxy via telephone or Internet); or

•	voting in person at the Annual Meeting.

WHO CAN ATTEND THE MEETING?

Subject to space availability, all common stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. Eastern Time. If you attend, please note that you will be asked to present valid government-issued photo identification, such as a driver’s license or passport.

Please also note that if you are a beneficial stockholder (that is, you hold your shares through a broker, bank or other nominee), you will also need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.

Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

VOTING RESULTS

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Board and Governance Matters

Our corporate governance and nominating committee is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the Board for nomination or appointment. When identifying and evaluating candidates, the committee first determines whether there are any evolving needs of the Board that require expertise in a particular field. The committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to best fulfill its responsibilities. The committee also takes into account whether the nominee meets criteria for independence and whether the individual will enhance the diversity of views and experiences available to the Board in its deliberations.

Our corporate governance principles also require that all director candidates, whether recommended by a stockholder or otherwise, possess the following qualifications:

▪	experience as a senior officer in a public or substantial private company or other comparable experience;

▪	breadth of knowledge about issues affecting the Company and/or its industry;

▪	expertise in finance, logistics, manufacturing, law, human resources or marketing or other areas that the Board determines are important areas of needed expertise; and

▪
personal attributes that include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the Board and its committees and willingness to assume broad/fiduciary responsibilities on behalf of all stockholders.

The committee may retain a third-party search firm to assist the committee and the Board in locating qualified candidates that meet the needs of the Board at that time. If retained, a search firm may provide information on a number of candidates, which the committee will review and discuss. The committee, other members of the Board and the Chief Executive Officer will interview potential Board candidates. If the committee determines that a potential candidate meets the needs of the Board and has the desired qualifications, it will recommend the nomination or appointment of the candidate to the Board.

Our Board has seven members. The Board is divided into three classes of directors, with three Class I Directors, two Class II Directors and two Class III Directors. The current term of our Class II Directors expires at the conclusion of the 2015 Annual Meeting, while the terms for our Class I and Class III Directors expire at the conclusion of the 2017 and 2016 annual meetings, respectively. On August 14, 2013, in connection with our initial public offering (“IPO”), we entered into a director nomination agreement with Gores Building Holdings, LLC (“Gores Holdings”), an affiliate of The Gores Group LLC (“Gores”), that provides Gores Holdings the right to designate nominees for election to our Board for so long as Gores Holdings beneficially owns 10% or more of the total number of shares of our common stock then outstanding. The number of nominees that Gores Holdings is entitled to designate under this agreement bears the same proportion to the total number of members of our Board as the number of shares of common stock beneficially owned by Gores Holdings bears to the total number of shares of common stock outstanding, rounded up to the nearest whole number. In addition, Gores Holdings is entitled to designate the replacement for any of its Board designees whose Board service terminates prior to the end of the director’s term regardless of Gores Holdings’ beneficial ownership at such time. Gores Holdings also has the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law and NASDAQ rules. This director nomination agreement will terminate at such time as Gores Holdings owns less than 10% of our outstanding common stock. Gores Holdings currently owns more than 10% of our outstanding common stock. Currently, one of our Class II Directors and one of our Class III Directors are nominees of Gores Holdings pursuant to the director nomination agreement.

Set forth below under “Election of Directors (Proposal No. 1)” is information with respect to the Class II Director nominees and starting on page 13 for Class I and Class III Directors, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as directors, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service on the Board and their ages.

Election of Directors (Proposal No. 1)

At the 2015 Annual Meeting, two directors are to be elected for a three-year term. Each of the nominees currently serves as a Company director. The two nominees for director receiving a plurality of the votes cast at the 2015 Annual Meeting will be elected directors. Each nominee elected as a director will continue in office until the conclusion of the 2018 Annual Meeting and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. If any nominee becomes unable to serve, proxies will be voted for the election of such other person as the Board may designate, unless the Board chooses to reduce the number of directors.

Upon recommendation by the corporate governance and nominating committee of the Board, the Board proposes that Andrew Freedman and Barry J. Goldstein each be elected for a new term of three years and until their respective successors have been duly elected and qualified as Class II Directors. Each of the nominees has consented to serve if elected. If any nominee becomes unavailable to serve as a director, the Board may either designate a substitute nominee or reduce the number of directors. If the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

Nominees for Class II Directors for Election at the 2015 Annual Meeting

Andrew Freedman Age 52
Mr. Freedman has served as one of our directors since July 2010 and as chairman of our board since March 31, 2014. Mr. Freedman has been a managing director at Glendon Partners Inc. (“Glendon”), an affiliate of Gores, since January 2010. At Glendon, Mr. Freedman is responsible for portfolio company financial oversight and control, and leading financial due diligence activities. Mr. Freedman also served at Gores as senior vice president of finance from June 2003 until January 2010. Prior to joining Gores, Mr. Freedman was the chief financial officer of The Learning Company. From 1994 to 2002, he held various financial management positions at The Learning Company, Broderbund Software Inc. and Mindscape Inc. From 1988 to 1994, Mr. Freedman held various financial management positions at Paramount Communications Group. Prior to that, Mr. Freedman spent four years in public accounting. Mr. Freedman serves on the boards of directors of Cosmo Specialty Fibers Inc., Norment Security Group Inc., Sage Automotive Group and Scovill Fasteners Inc. In the past five years, Mr. Freedman also served as a director for Lineage Power Corporation, Vincotech Gmbh, Tiburon Inc., National Envelope Company and ELO Touch Solutions. Mr. Freedman received a bachelor’s degree in finance and accounting from the State University of New York at Binghamton. Mr. Freedman provides strong finance skills to our Board and valuable experience gained from previous and current board service.

Barry J. Goldstein Age 72
Mr. Goldstein has served as one of our directors since June 2013 and is currently the chair of our audit committee. Mr. Goldstein retired as executive vice president and chief financial officer of Office Depot Inc. in October 2000. He first joined Office Depot Inc. as chief financial officer in May 1987. From 1969 through May 1987, Mr. Goldstein was with Grant Thornton LLP where he was named a partner in 1976. Mr. Goldstein has public company accounting experience at the highest levels and has served as the chairman of six audit committees, four of them for public companies. Mr. Goldstein currently serves on the boards of directors of Generac Holdings, Inc. and Kraton Performance Polymers Inc. In the past five years, Mr. Goldstein also served on the board of directors of Interline Brands Inc. Mr. Goldstein received a bachelor’s degree in economics from the Wharton School at the University of Pennsylvania. Mr. Goldstein provides strong executive, financial and corporate governance skills to our Board and valuable experience gained from previous and current board service.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS

Ratification of Selection of Independent Registered Public Accounting Firm (Proposal No. 2)

The audit committee has appointed PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to serve as our independent auditor for 2015. PwC served in this capacity in 2013 and 2014. As a matter of good corporate governance, the audit committee submits its selection of our independent auditor to our stockholders for ratification. If the stockholders fail to ratify the selection, the audit committee will reconsider its appointment.

For additional information concerning the audit committee and its activities with PwC, see “Audit Committee” starting on page 8. Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Pre-Approval Policy

The audit committee of the Board pre-approved all audit, audit related and permissible non-audit services provided to the Company by PwC before management engaged the auditors for those purposes. The policy of the audit committee is to review all engagement letters from accounting firms for non-audit services. The audit committee pre-approves all services to be provided by the accounting firm that performs the annual audit of the Company’s financial statements. The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent auditor, and solicited the input of management and PwC on this issue.

All of the audit-related, tax and all other services provided by PwC to the Company in 2014 were approved by the audit committee by means of specific pre-approvals. All non-audit services provided in 2014 were reviewed by the audit committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Fees Paid to PwC

The following table sets forth the aggregate fees for professional services rendered by PwC in 2013 and 2014:

	Fiscal 2013	Fiscal 2014
Audit Fees (1)	$1,679,338	$1,333,815
Audit-Related Fees (2)	—	95,000
Tax Fees (3)	26,561	35,663
All Other Fees (4)	1,800	1,800
Total	$1,707,699	$1,466,278

(1)
Consists of fees for professional services provided in connection with the audit of our consolidated annual financial statements, review of our consolidated interim financial statements, services in connection with our Registration Statement on Form S-1 related to our IPO for fiscal year 2013, and services in connection with our Registration Statements on Form S-1 and Form S-3 related to a secondary offering and shelf registration for fiscal year 2014.

(2)
Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit of our consolidated financial statements and are not reported under “Audit Fees.” The fees for fiscal year 2014 relate to due diligence in relation to potential acquisitions.

(3)	Consists of fees billed for professional services rendered for tax compliance and tax planning and advice.
(4)
Consists of fees for services other than those described in the audit fees, audit-related fees and tax fees sections above. For fiscal years 2013 and 2014, these fees relate to a subscription to an online accounting research tool.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

Corporate Governance
Corporate Governance Principles

The Board has adopted policies and procedures to ensure effective governance of the Company. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of the audit committee, the compensation committee and the corporate governance and nominating committee of the Board, and our Code of Business Conduct and Ethics, may be viewed in the “Corporate Governance” section of the “Investors” section of our website at www.stocksupply.com. The information contained on or accessible through our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated herein or into any other filings with the SEC. We will also provide any of the foregoing information in print without charge upon written request to the Senior Vice President, General Counsel and Corporate Secretary, 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617.
Board Composition

Our amended and restated certificate of incorporation provides that our Board is divided into three classes, with each director serving a three-year term, and one class of directors being elected at each year’s annual meeting of stockholders. David L. Keltner, Robert E. Mellor and Jeffrey G. Rea are the Class I Directors with a term expiring in 2017. Andrew Freedman and Barry J. Goldstein are the Class II Directors with an initial term expiring in 2015. Kevin L. Prust and Steven C. Yager are the Class III Directors with an initial term expiring in 2016. Any change in the number of directorships resulting from an increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. The table below reflects the composition of our Board and the audit committee, compensation committee and corporate governance and nominating committee as of the Record Date.

Director Name	Class	Term Expires	Independent (Y/N)	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Andrew Freedman (Chairman of Board)	II	2015	N
Barry J. Goldstein	II	2015	Y	X (Chair)	X	X
David L. Keltner	I	2017	Y	X	X
Robert E. Mellor	I	2017	Y		X (Chair)	X (Chair)
Kevin L. Prust	III	2016	Y	X		X
Jeffrey G. Rea	I	2017	N
Steven C. Yager	III	2016	N
Annual Meeting of Stockholders, Board Meetings and Attendance

While the Company does not have any formal policy, all members of the Board are expected to attend the annual meetings of stockholders unless an emergency or other urgent, unexpected circumstance prevents them from doing so. Seven of our eight directors then on the Board attended our 2014 annual meeting, which was our first annual meeting since our IPO in 2013. Additionally, in 2014 our Board held 6 meetings, our audit committee held 7 meetings, our compensation committee held 5 meetings and our corporate governance and nominating committee held 4 meetings, in person or telephonically. During 2014, each of our incumbent directors attended at least 75% of the total meetings of the Board and any committee on which he served that were held in the period during which he was a member.
Controlled Company

Prior to March 18, 2014, Gores Holdings controlled more than 50% of the combined voting power of our common stock, and had the right to designate a majority of the members of our Board for nomination for election. As a result, we were a “controlled company” under NASDAQ rules. As a controlled company, we could elect not to comply with certain corporate governance requirements, including the requirements:

•	that a majority of our Board consists of “independent directors,” as defined under NASDAQ rules;

•	that we have a corporate governance and nominating committee that is composed entirely of independent directors;

•	that we have a compensation committee that is composed entirely of independent directors; and

•	that we conduct annual performance evaluations of the corporate governance and nominating committee and compensation committee.

We were and are still required to comply with the independence requirements for our audit committee. All of the members of our audit committee are independent members.

As of March 18, 2014, we ceased to be a controlled company and were required to comply with all of the NASDAQ’s corporate governance requirements on the following phase-in schedule: our compensation committee and our corporate governance and nominating committee were each required to be composed of at least three members, one of whom was independent upon ceasing to be a “controlled company,” a majority of whom must be independent within 90 days of ceasing to be a “controlled company” and each of whom must be independent within one year of ceasing to be a “controlled company.” Additionally, within 12 months from ceasing to be a “controlled company” we were required to have a majority of independent directors on our Board. We complied with all these requirements within the prescribed time.
Director Independence
Following our IPO, and until March 18, 2014, we utilized the “controlled company” exemption from certain corporate governance requirements as permitted by the NASDAQ. As a result, we did not have a majority of independent directors on our Board, nor did our corporate governance and nominating committee or compensation committee consist entirely of independent directors prior to March 17, 2015. Since April 7, 2014, our audit committee has consisted entirely of independent directors. Since March 17, 2015, our compensation committee and our corporate governance and nominating committee have each consisted entirely of independent directors. In addition, since March 17, 2015, our Board has consisted of a majority of independent directors.
Based on the independence standards set forth under NASDAQ rules and SEC rules, the Board has determined that each of Messrs. Goldstein, Keltner, Mellor and Prust are independent.
Board Committees

The Board has an audit committee, a compensation committee and a corporate governance and nominating committee, which were constituted immediately prior to our IPO in August 2013. Each such committee is currently comprised entirely of independent directors. The Board has adopted a written charter for each of these committees, which sets out the functions and responsibilities of each committee. The charters of the audit committee, the compensation committee and the corporate governance and nominating committee are available in their entirety on the “Investors” section of our website, www.stocksupply.com. The information contained on or accessible through our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated herein or into any other filing with the SEC.

Audit Committee. The audit committee is responsible for, among other matters: (1) selecting, terminating, determining the compensation of and overseeing our independent registered public accounting firm and approving all services to be performed by it; (2) overseeing our independent registered accounting firm’s qualifications, experience, independence and performance; (3) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (4) reviewing and monitoring our accounting principles, accounting policies, internal accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential, anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; (6) overseeing our internal audit function and (7) reviewing with both management and our independent registered public accounting firm certain related party transactions and dealings.

Our audit committee currently consists of Messrs. Goldstein, Keltner and Prust, and Mr. Goldstein serves as the chairman of this committee. Mr. Freedman resigned from the audit committee effective April 7, 2014 upon the appointment of Mr. Keltner. Mr. Mellor resigned from the committee effective March 16, 2015 in connection with the appointment of Mr. Prust. Messrs. Goldstein, Keltner and Prust meet the independence requirements and each member of the audit committee meets the financial literacy requirements of the SEC and the NASDAQ. Accordingly, since April 7, 2014 we have had a fully independent audit committee. The Board has determined that each of Messrs. Goldstein, Keltner and Prust is an audit committee financial expert under SEC rules.

Audit Committee Report

Management of the Company has the primary responsibility for the integrity of the accounting, auditing and financial reporting practices of the Company, including the system of internal controls. PwC, our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards established by the Public Company Accounting Oversight Board (United States) and expressing an opinion on the conformity of the consolidated financial statements with generally accepted accounting principles in the United States. The audit committee’s responsibility is to monitor these processes. In this regard, the audit committee meets periodically with management and our independent registered public accounting firm. The audit committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in conducting any such investigations. The audit committee has the sole responsibility for the engagement and retention of the Company’s independent registered public accounting firm and the approval of all audit and other engagement fees.

The audit committee represents and assists the Board in fulfilling its oversight responsibility relating to matters under the purview of the audit committee’s charter. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2014 with the Company’s management and representatives of the independent registered public accounting firm. Audit committee members are not professionally engaged in the practice of auditing or accounting, and their functions are not intended to duplicate or certify the activities of management or PwC. The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 16 as adopted by the Public Company Accounting Oversight Board. In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm its independence.

PwC audited the financial records of the Company and its subsidiaries for the year ended December 31, 2014 and served as independent registered public accounting firm for the Company and its predecessors since 1985.

Based on the above-mentioned review and discussions with management and PwC, and subject to the limitations on the roles and responsibilities of the audit committee referred to above and in the audit committee’s written charter, the audit committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC. In addition, the audit committee engaged PwC to serve as the Company’s independent registered public accounting firm for fiscal year 2015.

Audit Committee
Barry J. Goldstein, Chair
David L. Keltner
Kevin L. Prust

Compensation Committee. The compensation committee is responsible for, among other matters: (1) assisting the Board in discharging its responsibilities relating to compensation of our directors, chief executive officer and other executive officers; (2) reviewing and approving employment agreements and other similar arrangements between us and our chief executive officer and other executive officers; (3) reviewing and evaluating our overall compensation philosophy and overseeing our equity, incentive and other compensation and benefits plans and (4) preparing the compensation committee report on executive officer compensation required by the SEC for inclusion in our proxy statement and which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Our compensation committee currently consists of Messrs. Mellor, Goldstein and Keltner, and Mr. Mellor serves as the chairman of such committee. Mr. Freedman resigned from the committee effective March 16, 2015 in connection with the appointment of Mr. Goldstein. Steven G. Eisner, a former director, resigned from the committee effective June 2, 2014 in connection with the appointment of Mr. Keltner. The compensation committee consists entirely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the NASDAQ, are non-employee directors for the purposes of Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and satisfy the requirements of the Internal Revenue Code of 1986, as amended (the “Code”) Section 162(m) for outside directors.

Corporate Governance and Nominating Committee. Subject to the rights of Gores Holdings under the director nomination agreement, the corporate governance and nominating committee is responsible for, among other matters: (1) identifying and assessing persons qualified to become Board members, consistent with the qualification standards and criteria approved by our Board; (2) recommending to the Board a slate of director nominees for election or reelection at the annual meeting of stockholders; (3) recommending to the Board the structure and membership of Board committees; (4) recommending to the Board persons to fill Board and committee vacancies; (5) overseeing annual evaluations of the Board and committees of the Board and (6) reviewing periodically our Code of Business Conduct and Ethics and amendments thereto.

In identifying potential candidates for Board membership, the committee relies on suggestions and recommendations from directors, stockholders, management and others, including from time to time executive search and board advisory firms. The committee does not distinguish between nominees recommended by stockholders and other nominees.
Our corporate governance and nominating committee currently consists of Messrs. Goldstein, Mellor and Prust, and Mr. Mellor serves as the chairman of such committee. Mr. Freedman resigned from the committee effective May 27, 2014 in connection with the appointment of Mr. Mellor, and Mr. Rea resigned from the committee effective June 2, 2014. Mr. Eisner resigned from the committee effective March 16, 2015 in connection with Mr. Prust’s appointment to the committee. The corporate governance and nominating committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the NASDAQ and are non-employee directors for the purposes of Rule 16b-3 of the Exchange Act.

Policy Regarding Consideration of Candidates for Director

The corporate governance and nominating committee will consider stockholder nominations for membership on the Board. Stockholders wishing to recommend candidates to be nominated for election to the Board at the 2016 annual meeting of stockholders may do so by sending the following information to the attention of the Secretary of the Company at 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617: the name, age, business address and residence address of the candidate; the principal occupation or employment of the candidate; the class or series and number of shares of capital stock of the Company that are directly or indirectly owned beneficially or of record by the candidate and the date such shares were acquired and any other information relating to the candidate that would be required to be disclosed in a proxy statement or is otherwise required pursuant to Section 14 of the Exchange Act, including such candidate’s written consent to being named in the proxy statement as a nominee, if applicable, and to serve as a director if elected. Recommendations must also include certain other requirements with respect to the nominating stockholder specified in our bylaws.

Recommendations must be delivered to the Secretary of the Company not earlier than January 29, 2016, and not later than February 28, 2016. Stockholder recommendations provided to the Secretary of the Company within this time frame will be reviewed using the nominating process outlined in the bylaws.
Code of Business Conduct and Ethics

The Board has approved and adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees, including our principal executive, financial and accounting officers and all persons performing similar functions. The Code of Business Conduct and Ethics is available on the “Investors” section of our corporate website, www.stocksupply.com. The information contained on or accessible through our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated herein or into any other filings with the SEC.
Board Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer are separated, with Andrew Freedman serving as Chairman of the Board and Jeffrey G. Rea serving as Chief Executive Officer (“CEO”). For a description of the background of Mr. Rea, please see “Directors and Executive Officers-Executive Officers.” For a description of the background of Mr. Freedman, please see “Election of Directors (Proposal No. 1).” The Board has determined that the current structure is appropriate at this time in that it enables Mr. Rea to focus on his role as CEO of the Company, while enabling Mr. Freedman to continue to provide leadership on policy at the Board level. Although the roles of CEO and Chairman of the Board are currently separated, the Board has not adopted a formal policy requiring such separation. The Board believes that the right Board leadership structure should, among other things, be informed by the needs and circumstances of the Company and the then-current membership of the Board, and that the Board should remain adaptable to shaping the leadership structure as those needs and circumstances change.

Role of the Board in Oversight of Risk

Our executive management is responsible for managing the risks inherent in our business, and our Board oversees our executive team in the execution of its risk management function. To assist in this oversight function, our Board has overseen the development of the Company’s risk management process. Management identifies and assesses the risks inherent in the business based on the likelihood of the risk occurring and the consequence to the Company if the risk were to be realized. Each year an annual risk assessment is presented to the Board identifying the significant risks, including a description of any current or future mitigating actions the Company may take. Further, the Board or audit committee receives interim reports on emerging risks as they occur.

Our Board, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our Company and the steps we take to monitor and control such exposures. While our Board has general oversight responsibility for risk at our Company, the Board has delegated some of its risk oversight duties to the various Board committees. In particular, the audit committee is responsible for generally reviewing and discussing the Company’s policies and guidelines with respect to risk assessment and risk management. It also focuses on the management of financial risk exposure and oversees financial statement compliance and risks associated with internal controls. The corporate governance and nominating committee oversees risks related to corporate governance, including risk related to the performance and composition of the Board. The compensation committee assists our Board in overseeing the management of risks arising from our compensation policies and programs and programs related to the assessment, selection, succession planning, training and development of executives of the Company.

Communications with the Board

Stockholders may contact an individual director, the Board as a group or a specified Board committee or group, including the non-employee directors as a group, at the following address: c/o Senior Vice President, General Counsel and Corporate Secretary, Stock Building Supply Holdings, Inc., 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617, Attn: Chairman of the Corporate Governance and Nominating Committee. In accordance with instructions provided by our Corporate Governance Guidelines, your correspondence will be distributed to the chairman of the corporate governance and nominating committee.
Director Compensation

During 2014, all members of our Board who were not employed by the Company or one of its subsidiaries received compensation for their services to the Board and related committees pursuant to the policy described below.

Description	Amount
Annual retainer	$50,000
Additional annual retainer for chair of the Board	$40,000
Additional annual retainer for committee membership	$10,000 for membership on audit committee, compensation committee or corporate governance and nominating committee
Additional annual retainer for chair of committee	$10,000 for chair of audit committee, compensation committee or corporate governance and nominating committee
Annual grant of restricted stock units (only for directors who are not employed by the Company or affiliated with Gores)	$70,000

All directors are entitled to be reimbursed for their reasonable expenses to attend meetings of our Board and related committees and otherwise attend to our business. In addition, our non-employee directors are entitled to the following equity awards:

Annual Restricted Stock Unit Grant. On an annual basis, each of our non-employee directors then in office who is unaffiliated with Gores will receive a grant of $70,000 worth of restricted stock units on the date of our annual meeting of stockholders. These restricted stock units will vest on the date of the next annual meeting of stockholders.

All of our non-employee directors will have the option to defer all or any portion of their annual fees in exchange for receipt of fully vested deferred stock units, which will provide for payment of shares of common stock on a future date selected by the non-employee director at the time of the deferral election.

All of our non-employee directors unaffiliated with Gores will also be expected to comply with stock ownership guidelines, under which they are expected to hold at least two times the annual cash retainer ($100,000, or two times the $50,000 annual cash retainer) in stock or stock equivalents, subject to a three-year phase-in period following our IPO or from the date of appointment for newly-elected directors. We anticipate that all non-employee directors will meet this guideline within the applicable time period.
The Board has adopted a policy prohibiting all directors, officers and employees of the Company from engaging in short sales, hedging or monetization transactions, or trading in puts, calls and other derivative securities with respect to Company shares or other securities. In addition, unless approved in advance by the Company’s compliance officer, directors, officers and employees are prohibited from holding Company securities in margin accounts or pledging such securities as collateral for a loan, or from placing standing or limit orders with respect to Company securities.
The following table sets forth the annual compensation that we paid our non-employee directors in 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Steven G. Eisner (2)(4)(5)	54,213	—	54,213
Andrew Freedman (2)	93,883	—	93,883
Barry J. Goldstein	78,750	70,000	148,750
David L. Keltner (3)	50,952	70,000	120,952
Robert E. Mellor	85,952	70,000	155,952
Timothy P. Meyer (2)(6)	30,000	—	30,000
Joseph P. Page (2)(7)(8)	37,500	—	37,500
Ryan Wald (2)(9)	7,500	—	7,500
Steven C. Yager (2)	50,000	—	50,000

(1)
Reflects the aggregate grant date fair value of restricted stock units. These values have been determined based on the assumptions and methodologies set forth in Footnote 18 to our audited consolidated financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. These amounts do not represent the actual amounts paid to or received by the named director during 2014.

(2)	The directors’ fees earned by Messrs. Eisner, Freedman, Meyer, Page, Wald and Yager were paid directly to Gores Holdings.
(3)	Compensation for Mr. Keltner includes only compensation for the period from April 5, 2014 to December 31, 2014 because Mr. Keltner joined the Board as a director on April 5, 2014.
(4)	Compensation for Mr. Eisner includes only compensation for the period from March 31, 2014 to December 31, 2014 because Mr. Eisner joined the Board as a director on March 31, 2014.
(5)	Mr. Eisner resigned from the Board on March 16, 2015.
(6)	Mr. Meyer resigned from the Board on March 31, 2014.
(7)	Compensation for Mr. Page includes only compensation for the period from March 31, 2014 to December 31, 2014 because Mr. Page joined the Board as a director on March 31, 2014.
(8)	Mr. Page resigned from the Board on March 16, 2015.
(9)	Compensation for Mr. Wald includes only compensation for the time period from January 1, 2014 until his resignation from the Board on February 14, 2014.

Directors and Executive Officers
The following table sets forth the names, ages and titles of our current directors and executive officers as of the Record Date:

Name	Age	Position
Jeffrey G. Rea	50	President and Chief Executive Officer and Director
Lisa M. Hamblet	48	Executive Vice President, eBusiness
James F. Major, Jr.	43	Executive Vice President, Chief Financial Officer and Treasurer
Bryan J. Yeazel	39	Executive Vice President and Chief Operating Officer
C. Lowell Ball	57	Senior Vice President, General Counsel and Corporate Secretary
Michael Farmer	38	Vice President, Human Resources
Walter Philip Randolph	52	Divisional President and General Manager - East Division
Duff R. Wakefield	59	Divisional President and General Manager - West Division
Steven W. Wilson	51	Divisional President and General Manager - Coleman Floor Division
Andrew Freedman	52	Director and Chairman of the Board
Barry J. Goldstein	72	Director
David L. Keltner	55	Director
Robert E. Mellor	71	Director
Kevin L. Prust	59	Director
Steven C. Yager	61	Director
Our executive officers are appointed by our Board and serve until their successors have been duly elected and qualified or until their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Set forth below is a description of the background of the persons named above, other than Messrs. Freedman and Goldstein, whose background information is provided in “Election of Directors (Proposal No. 1).”

Executive Officers

Jeffrey G. Rea - President and Chief Executive Officer and Class I Director. Mr. Rea became our president and chief executive officer and a director in November 2010. Before joining our Company, he served as president of the specialty products group at TE Connectivity Ltd. (“TEL”) from 2008 to 2010. Prior to TEL, in 2006 and 2007, Mr. Rea was the senior vice president of the building products group at Johns Manville, a global manufacturer of highly engineered materials and building products, which is owned by Berkshire Hathaway Company. Mr. Rea joined Johns Manville in 2002 as a vice president and general manager of its building insulation business. Before joining Johns Manville, Mr. Rea served 15 years in various leadership roles at General Electric Company, including five years with its corporate audit staff. Mr. Rea received a degree in mechanical engineering from Rose-Hulman Institute of Technology. Mr. Rea’s position as our president and chief executive officer allows him to advise the Board on management’s perspective over a full range of issues affecting our Company.

Lisa M. Hamblet - Executive Vice President, eBusiness. Ms. Hamblet leads the eBusiness, LEAN, marketing and merchandising capabilities for the Company. Ms. Hamblet joined the Company in 2013. Prior to that, she was with Staples Inc., where she held various senior management roles including vice president of B2B eCommerce and customer support, vice president of B2B services and, most recently, vice president of facility solutions. Ms. Hamblet received her undergraduate degree from the University of Massachusetts, Amherst and her master’s degree in business administration from Bentley University.

James F. Major, Jr. - Executive Vice President, Chief Financial Officer and Treasurer. Mr. Major has been an executive officer of the Company since 2005. He is currently our executive vice president, chief financial officer and treasurer, and is responsible for finance, credit and information technology activities. Mr. Major has substantial expertise in financial planning, analysis and reporting, tax planning and compliance. Mr. Major joined our Company in 1998 as assistant controller. Prior to that, he was an audit manager with PricewaterhouseCoopers LLP. Mr. Major received a bachelor’s degree from Wake Forest University in 1993. He is a certified public accountant and has attended management programs at the Darden School of Business of the University of Virginia and the International Institute for Management Development in Lausanne, Switzerland.

Bryan J. Yeazel - Executive Vice President and Chief Operating Officer. Mr. Yeazel has been an executive officer of the Company since 2005. He is currently our executive vice president and chief operating officer and is responsible for the Company’s distribution, installation and sales organizations, integrated supply chain and health and safety functions. Prior to July 2014, Mr. Yeazel served as the Company’s executive vice president, chief administrative officer, general counsel and corporate secretary. Prior to joining our Company, he was with Hunton & Williams LLP in its global capital markets and mergers and acquisitions practice group, and with Capital One Financial. Mr. Yeazel holds a bachelor’s degree from Wake Forest University and a juris doctor from the University of Notre Dame. In addition, he has attended executive education programs at the International Institute for Management Development in Lausanne, Switzerland and Harvard Business School.

C. Lowell Ball - Senior Vice President, General Counsel and Corporate Secretary. Mr. Ball joined our Company in 2010 and is currently our senior vice president, general counsel and corporate secretary. Prior to assuming his current position during 2014, Mr. Ball served as the Company’s vice president, deputy general counsel - corporate and commercial, and assistant corporate secretary. From 2007 to 2009, Mr. Ball maintained a private legal practice. From 2000 to 2006, he served as general counsel of Beazer Homes USA Inc. Prior to that, he served as general counsel for a variety of commercial real estate development, investment and operating companies including Regent Partners Inc., Compass Management & Leasing Inc. and Dutch Institutional Holding Company Inc. Prior to his initial corporate position, Mr. Ball practiced for ten years in the commercial real estate departments with two major Atlanta law firms: Sutherland, Asbill & Brennan and Long & Aldridge. Mr. Ball holds a bachelor’s degree and juris doctor from the University of North Carolina, Chapel Hill.

Michael Farmer - Vice President - Human Resources. Mr. Farmer joined the Company in 2006. He is currently our vice president - human resources and is responsible for human resources, training and development, health and welfare benefit plans and payroll functions. Mr. Farmer also serves as chair of the company’s retirement plan committee. Prior to assuming his current position he has held positions of increasing responsibility within the Company, including human resources director. Prior to joining the Company, he was human resources director of ATX-Corecomm. Mr. Farmer holds a bachelor’s degree from Hope College and a master’s degree from Michigan State University.

Walter Philip Randolph - Divisional President and General Manager - East Division. Mr. Randolph has been the divisional president and general manager of the Company’s East Division since 2010. In this role, Mr. Randolph oversees the Company’s operations in Pennsylvania, Washington, D.C., Virginia, North Carolina, South Carolina and Georgia. Mr. Randolph joined the Company in 2004 and has held a variety of positions of increasing responsibility since that time. Prior to joining the Company, from 1998 to 2003, Mr. Randolph was with The Lumber Yard, a division of The Wolf Organization Inc., where he eventually served as president. Prior to that, Mr. Randolph was the regional vice president for the South and Mid-Atlantic regions of 84 Lumber Company. Mr. Randolph received a bachelor’s degree from James Madison University and has attended executive education programs at the Darden School of Business of the University of Virginia.

Duff R. Wakefield - Divisional President and General Manager - West Division. Mr. Wakefield has been the divisional president and general manager of the Company’s West Division since 2011. In this role, Mr. Wakefield oversees the Company’s operations in Texas, New Mexico, Utah, Washington and Idaho. Mr. Wakefield joined the Company in 1985 and has served in a variety of positions of increasing responsibility, including West Division manager and district manager overseeing the Company’s operations in Utah, Idaho and Wyoming, and market manager for the Salt Lake City area. Mr. Wakefield has attended executive education programs at the Darden School of Business of the University of Virginia and the International Institute for Management Development in Lausanne, Switzerland.

Steven W. Wilson - Divisional President and General Manager - Coleman Floor Division. Mr. Wilson has been the divisional president and general manager of the Company’s Coleman Floor Division since 2010. In this role, Mr. Wilson is responsible for overseeing the flooring products and installation services for residential construction provided by the Company. Prior to joining the Company, from 2004 to 2010, Mr. Wilson was a branch and district manager for Creative Touch Interiors, a division of HD Supply, Inc. Prior to joining HD Supply Inc., Mr. Wilson was a consultant with Deloitte Consulting LLP and PRTM, a management consulting firm. Mr. Wilson received a bachelor’s degree from the Virginia Military Institute and a master’s degree in business administration from the Kenan Flagler Business School at the University of North Carolina, Chapel Hill.

Board of Directors

David L. Keltner - Class I Director. Mr. Keltner has served as one of our directors since April 2014. Since 2009, Mr. Keltner has served as the chief financial officer of Ferguson Enterprises, Inc. From 2007 to 2009, he was the chief financial officer of Wolseley North America. From 1993 to 2006, Mr. Keltner was the vice president of construction lending for the Company. Prior to that, Mr. Keltner was a vice president in the Institutional / Corporate Bank of NationsBank. Mr. Keltner received a bachelor’s degree in finance from Miami University and a master’s of business administration from the University of Chicago. Mr. Keltner provides strong executive and financial skills to our Board and valuable experience gained from previous and current board service.

Robert E. Mellor - Class I Director. Mr. Mellor has served as one of our directors since March 2010. Mr. Mellor served as the chairman and chief executive officer of Building Materials Holding Corporation from 1997 to January 2010 and as a director from 1991 to January 2010. As a result of the downturn in the building materials industry, Building Materials Holding Corporation went through a Chapter 11 restructuring in 2009 and emerged from the restructuring in 2010. The corporate governance and nominating committee has considered the bankruptcy of Building Materials Holding Corporation and has determined it does not impact Mr. Mellor’s ability to serve as a director. Prior to joining Building Materials Holding Corporation, Mr. Mellor served as the executive vice president and director of Di Giorgio Corp. and of counsel at Gibson, Dunn & Crutcher LLP, a law firm, from 1990 to February 1997. He currently serves as the non-executive chairman of Coeur Mining, Inc. and the lead director of Monro Muffler Brake Inc. He is also a director of The Ryland Group, Inc. and serves on the board of councilors of Save-the-Redwoods League. He received a bachelor’s degree in economics from Westminster College in Fulton, Missouri, and a juris doctor from the Southern Methodist University School of Law. Mr. Mellor provides strong executive and managerial skills to our Board and valuable experience gained from previous and current board service.

Kevin L. Prust - Class III Director. Mr. Prust retired as executive vice president and chief financial officer of The Weitz Company, a national construction company, in 2014, a position he held since joining that company in 2009. Prior to that, Mr. Prust was with McGladrey & Pullen LLP, a national CPA firm, from 1978 to 2008, and became a partner in 1985. Mr. Prust currently serves as vice chair and board member of Mercy Medical Center, Des Moines, Iowa and is a past board member of First American Bank, Fort Dodge, Iowa. Mr. Prust received a bachelor’s degree in business administration from Drake University and is a certified public accountant (inactive). Mr. Prust provides strong executive and financial skills to our Board.

Steven C. Yager - Class III Director. Mr. Yager has served as one of our directors since December 2009. Mr. Yager is senior managing director and a member of the investment committee of Gores, and is responsible for overseeing the day-to-day management of the Gores private equity funds. Mr. Yager joined Gores in 2002. Prior to joining Gores, Mr. Yager served as the president and chief executive officer of Artemis International Solutions Corporation (“Artemis”) from 1997 to 2002. At Artemis, he led a turnaround and restructuring initiative and was responsible for the sale of Artemis to Proha Oyj, a publicly-traded Finnish software company. Mr. Yager was subsequently responsible for the reverse merger of Artemis into Opus360 Corporation and served as its chairman until 2005. From 1994 to 1996, Mr. Yager served as the executive vice president of business development for Medaphis Physician Services Corp. Mr. Yager serves on the boards of directors of Therakos Inc., Elo Touch Solutions Inc., U.S. Farathane Inc., J. Mendel Inc., Imagine Communications Inc. and Unify Holdings B.V. Mr. Yager was also previously a director for National Envelope Company. Mr. Yager received a bachelor’s degree in business administration and economics from the University of Michigan. Mr. Yager provides strong executive and managerial skills to our Board and valuable experience gained from previous and current board service.

Executive Compensation
Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation arrangements we have with our Named Executive Officers (“NEOs”) listed in the Summary Compensation Table. This section discusses the objectives and philosophy underlying our compensation policies for our NEOs, our compensation decisions with respect to our NEOs during 2014 and the factors relevant to an analysis of these decisions. This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans and expectations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from the currently anticipated plans and arrangements as summarized in this discussion.

Executive Compensation Objectives and Philosophy

The primary objectives of our executive compensation programs are to: (1) attract, engage and retain superior talent who contribute to our long-term success; (2) motivate, inspire and reward executive officers whose knowledge, skills and performance are critical to our business; (3) ensure compensation is aligned with our corporate strategies and business objectives and (4) provide our executive officers with short- and long-term incentive compensation programs that effectively align their interests with those of our stockholders. We seek to apply a consistent philosophy to compensation for all executive officers. Our compensation philosophy is based on the following core principles:

To Pay for Performance. Our NEOs are partially compensated based on Company performance, as measured against certain pre-established financial objectives. The amounts earned by our executive officers vary based on the extent to which the objectives are met.

To Pay Competitively. We are committed to providing a total compensation program designed to retain our highest-performing employees and executives and attract superior leaders to our Company. We have established compensation levels that we believe are competitive based on our compensation committee’s and our Board’s experience with the pay practices and compensation levels of companies similar to us.

To Pay Equitably. We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, our compensation committee considers depth and scope of accountability, complexity of responsibility, qualifications and executive performance, both individually and collectively as a team.

To Be Aligned with Stockholders. We provide a significant portion of our executives’ total compensation in the form of equity-based awards. Award values fluctuate based on the share value, aligning executives with stockholder interests.

To Be Transparent. We strive to clearly communicate our programs to internal and external stakeholders. Internally we communicate so that participants clearly understand performance goals, results and the link between pay and performance. Externally, we communicate so that stockholders understand how our pay programs link to our business strategies and the relationship between pay and performance.

While our compensation committee considers the overall mix of compensation components in its review of compensation matters, it has not adopted any policies or guidelines for allocating compensation between cash and non-cash compensation or among different forms of non-cash compensation. In addition to the compensation objectives and philosophy discussed above, the principal factors affecting our compensation committee’s decisions regarding amounts and mix of compensation include:

•	Overall corporate performance, including financial condition and available resources;

•	The executive officer’s performance against corporate level strategic goals established as part of our annual planning process; and

•	The nature and scope of the executive officer’s responsibilities.

In addition to current compensation, we have found it important in some cases to provide our NEOs with competitive post-employment compensation. Post-employment compensation consists primarily of two elements: severance pay and benefits continuation for a specified period of time. We believe that these benefits are important considerations for our executive officer compensation packages, as they afford a measure of financial security in the event of termination of an officer’s employment under certain circumstances and also enable us to secure the officer’s cooperation following termination. We have sought to ensure that each combined compensation package is competitive at the time the package is negotiated with the executive officer. We provide post-employment compensation to our executive officers on a case-by-case basis as the employment market, the qualifications of potential employees and our hiring needs dictate.

Overview and Responsibilities for Compensation Decisions

Our compensation committee, in consultation with and upon recommendation of our CEO, reviews compensation elements and amounts for our executive officers on an annual basis and at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances or business needs may require.

Our compensation committee, in consultation with and upon recommendation of our CEO, sets financial objectives for our cash and non-cash incentive plans. Our CEO provides compensation recommendations to the compensation committee for executives other than himself based on the benchmarking data discussed below and the other considerations mentioned in this Compensation Discussion and Analysis. Our compensation committee recommends compensation plans to our Board that are consistent with our compensation philosophy, strategically positioned against our peer group and competitive with other organizations similar to ours.

Our compensation committee and our CEO have been responsible for the oversight, implementation and administration of all of our executive compensation plans and programs. Our Board and compensation committee determined all of the components of our CEO’s compensation and, in consultation with our CEO, the compensation of our other NEOs. Executive compensation is reviewed annually as part of our business planning for the year. During this process, our CEO is involved in the review of overall compensation for executive officers other than himself and the recommendation to the compensation committee of corporate-level performance goals for that year.

Our compensation committee and our CEO evaluate the performance and development of our executive officers in their respective positions, make recommendations to the compensation committee regarding performance objectives and their impact on compensation, make determinations as to whether and to what extent such performance objectives have been achieved and ensure that we have effective and appropriate compensation programs in place. Our compensation committee undertakes a similar review of our CEO’s contribution to corporate goals. Our compensation committee meets to consider these recommendations and makes determinations relating to the compensation of our CEO and, in consultation with our CEO, makes determinations relating to the compensation of our other NEOs. Our compensation arrangements with our executive officers are primarily based on the consolidated financial achievements of our Company established at the beginning of the year, and these arrangements reflect our commitment to compensating for the achievement of corporate or individual objectives.

During 2014, the compensation committee engaged a third-party consultant, the POE Group, Inc. (“POE Group”), to assist with determining compensation levels. POE Group reported directly to the committee. The committee had the sole authority to retain and dismiss POE Group and to approve POE Group’s fees. POE Group provided objective and independent advice and analysis to the committee with respect to executive and board compensation. The committee retained POE Group based upon its expertise and industry experience. The committee relied on POE Group to provide a review of executive and board compensation practices of companies in our peer group, including a benchmarking analysis of base salary and short- and long-term incentive targets of the companies with which we compete for executive talent.

The committee has evaluated the independence of POE Group and has determined that POE Group’s engagement did not present a conflict of interest at the time of its engagement considering the independence factors enumerated in new Rule 10C-1(b) under the Exchange Act. The Company considered the policies and procedures employed by POE Group to prevent conflicts of interest, and whether the individual POE Group advisers to the committee own any stock of the Company or have any business or personal relationships with members of the committee or our executive officers.

Benchmarking

POE Group, in consultation with our compensation committee, compiled a report of benchmark compensation data for executive officers holding comparable positions at comparable companies. The benchmark data included base salary, annual cash incentive plan opportunities and awards and long-term incentive award values. For 2014, the peer group of companies we used in our benchmarking survey consists of the following companies:

American Woodmark	Apogee Enterprises	Applied Industrial Technologies
Armstrong World Industries	Beacon Roofing Supply	Beazer Homes USA
BlueLinx Holdings	Builders FirstSource	DXP Enterprises
Gibraltar Industries	H&E Equipment Services	MSC Industrial Direct
NCI Building Systems	Nortek	Pool
Ply Gem Holdings	Quanex Building Products	Simpson Manufacturing
Titan Machinery	Universal Forest Products

All of these companies, in both the lumber and building materials distribution industry and the non-lumber and building materials distribution industries, were selected for the compensation peer group because they were considered to be significant competitors with respect to the individuals with the talent and experience needed to serve in our executive officer positions. Peer group data are collected for executive positions so that we can determine appropriate base salary levels to attract and retain qualified executives. In general, we consider the median pay for comparable positions in the peer group as competitive benchmarks for setting our pay structure, but our pay varies from the median at the committee’s discretion when warranted by differences in responsibility or function compared to similar positions in peer groups, retention considerations, cumulative performance of any particular NEO or similar considerations.

While our compensation committee will utilize this formal benchmarking in its consideration of compensation decisions, we expect it will continue to manage our compensation programs on a flexible basis that will allow it to respond to market and business developments as it views appropriate.

Risk Management and Assessment

Our management assesses and discusses with the Board our compensation policies and practices for our employees as they relate to our overall risk management, and based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us. In addition, our management, compensation committee and Board believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. These beliefs are based on the following factors:

•	We do not have a particular business unit that carries a significant portion of our overall risk profile on a stand-alone basis;

•	Our compensation policies and practices are uniform across each of our functional areas and departments;

•	The mix of compensation among base salary and incentive cash bonus does not encourage excessive risk taking; and

•	Our annual compensation review and performance evaluation process considers factors that do not encourage excessive risk taking, such as leadership, customer service and safety.

Elements of Compensation

Our current executive compensation program consists of the following components:

•	Base salary;

•	Annual cash performance-based bonus;

•	Restricted stock awards;

•	Stock option awards;

•	Benefits payable upon an executive officer’s involuntary termination or voluntary termination in certain circumstances; and

•	Other health and welfare benefits.

Historically, our executive compensation program has reflected our performance, professional growth and development-oriented corporate culture. Our executive compensation includes both fixed components (base salary and benefits) and variable components (short- and long-term incentive compensation). The fixed components of compensation are designed to be competitive in order to induce talented executives to join our Company. The variable components are tied specifically to the achievement of Company objectives and are designed so that above-average performance is rewarded. Our compensation committee believes this mix of compensation components is appropriate for our NEOs because it incentivizes them to plan and work toward the achievement of our long-term success and aligns the interests of our NEOs with the interests of our stockholders, since the amount of compensation will vary depending upon our financial performance. Our compensation committee also believes that this mix is typical of companies in our industry and at our stage of development. Our compensation committee strives to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, it does not apply any rigid allocation formula in setting our executive compensation and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances, the individuals involved and their responsibilities and performance.

Base salary. We provide a base salary to each of our NEOs that is intended to reflect the scope of his or her responsibilities, individual performance, labor market conditions and competitive market salary levels. Base salaries are reviewed from time to time, but no less than annually, and are adjusted where warranted based on performance, changes in responsibilities and overall budget considerations.

The base salaries for our NEOs in 2014 were established by our Board based in large part on the salaries established for these persons when they were hired or promoted. During 2014, the Board maintained the base salary of Ms. Hamblet at the level established when she joined the Company in December 2013 and the base salaries of our other NEOs at the levels established for such individuals at the time of our IPO in August 2013. The table below sets forth the base salaries for each of our NEOs as of December 31, 2014:

Name	2014 Base Salary ($)(1)
Jeffrey G. Rea	600,000
James F. Major, Jr.	350,000
Bryan J. Yeazel	350,000
Lisa M. Hamblet	310,000
Duff Wakefield	200,000

(1)
The amounts shown reflect base salaries for 2014. For 2015 the compensation committee has approved an increase of Mr. Rea’s base salary to $700,000, an increase of Mr. Major’s base salary to $385,000 and an increase of Mr. Yeazel’s base salary to $425,000, effective as of January 1, 2015.

Performance-Based Cash Incentives. We pay performance-based cash incentives in order to align the compensation of our employees, including our NEOs, with our short-term operational and performance goals and to provide near-term rewards for employees to meet these goals. Our short-term, performance-based executive bonus plan is offered under our Management Incentive Plan (the “MIP”). The performance-based executive incentive plan provides our NEOs the opportunity to earn payments each fiscal year. These incentive payments are intended to motivate our NEOs to work effectively to achieve financial performance goals and reward them when these objectives are met. Each NEO’s target bonus amount is expressed as a percentage of base salary (the “Target Bonus”). For 2014, under the MIP, each NEO is eligible to receive a maximum award equal to 200% of his or her target award opportunity based on the Company’s achievement against financial targets established by our Board for (i) adjusted gross profit, (ii) adjusted EBITDA and (iii) ending liquidity. In addition, the Board also takes into consideration each of the following performance goals: (i) the Company’s safety performance, as measured by Occupational Safety and Health Administration (“OSHA”), recordable rate and Compliance, Safety & Accountability basic scores; (ii) the Company’s customer service rating, as measured by our “On-Time, In-Full” metrics and (iii) each NEO’s individual rating, based on a nine-block grid rating performance and leadership. The performance goals were not thresholds required to be satisfied in order to receive a bonus, but were factors to be considered by the Board in determining whether an adjustment to an individual’s award should be made at the Board’s discretion.

We use adjusted gross profit, adjusted EBITDA and ending liquidity because they measure performance over the periods in which our NEOs can have significant impact, are directly linked to our long-term growth plan and are key metrics used by management and the Board to assess our operating performance. The targets and goals are based on our operating plan established at the beginning of the fiscal year, which is based upon certain assumptions and estimates of construction activity, growth and overall market conditions for the fiscal year and are designed to achieve our objectives for sustainable, dependable growth. Our targets are intended to be realistic and reasonable, but challenging, in order to drive performance on an individual basis. Under the MIP, the Board reserves the right to make adjustments to financial and operational goals to account for items and circumstances not contemplated at the time the goals were initially established.

Under the MIP for 2014 (the “2014 MIP”), “adjusted gross profit” means gross profit plus an adjustment to add back depreciation expense included in cost of goods sold, and “ending liquidity” means excess availability on the revolving line of credit under our secured credit agreement plus cash and cash equivalents. Under the 2014 MIP, the goal for safety performance was an OSHA incident rate of less than 3.0 with no significant U.S. Department of Transportation (“DOT”) or fleet issues, while the goal for customer service was greater than 95% of deliveries made on time and in full. In 2014, the Company’s OSHA incident rate was 5.5 and the Company had no significant DOT or fleet issues. In 2014, the Company made approximately 92% of its deliveries on time and in full.

For 2014, the Board initially established targets for adjusted EBITDA and adjusted gross profit predicated on an expected increase in single family home starts of approximately 19% over 2013 levels. However, during 2014 actual year-over-year growth in single family home starts nationwide was only approximately 5%. As a result, the Board adjusted the applicable targets for adjusted EBITDA and adjusted gross profit under the MIP to reflect the slower than anticipated market growth and maintain an appropriate correlation between the targets under the MIP and overall market conditions. In order to calculate the percentage of the target award to be paid out, or the payout factor, for our NEOs (prior to any individual adjustment by the Board), the payout percentage for each performance metric is multiplied by its respective weight, the product of which is the payout factor for each performance metric. The payout factors for each performance metric are added to create the overall payout factor, which was 42.2%, before individual adjustment, for 2014. The following table shows the financial metrics established for determining payouts under the 2014 MIP, as adjusted by the Board, and the calculation of the 2014 MIP payouts based on actual performance.

Performance Metrics (dollars in thousands)	Threshold	Target	Maximum	Actual 2014 Results	Weight	Factor
Adjusted gross profit (1)	$282,982	$314,424	$339,578	$312,011
Payout %	25%	100%	200%	94.2%	30%	28.3%
Adjusted EBITDA (2)	$36,041	$40,046	$70,000	$36,889
Payout %	25%	100%	200%	0%	50%	0%
Ending liquidity	$73,530	$81,700	$93,955	$78,369
Payout %	25%	100%	200%	69.4%	20%	13.9%
Payout factor						42.2%

(1)	The original threshold, target and maximum amounts for the adjusted gross profit metric were $314,640, $349,600 and $377,568, respectively.
(2)
The original threshold, target and maximum amounts for the adjusted EBITDA metric were $51,750, $57,400 and $70,000, respectively. Although actual 2014 adjusted EBITDA exceeded the adjusted threshold marginally, the executive management team and CEO recommended to the compensation committee that no bonus amount would be awarded for this metric. The compensation committee accepted this recommendation.

Starting with the payout factor percentage of 42.2% as a guideline, the compensation committee of the Board also considered the Company’s safety and customer service performance and progress on strategic initiatives that are expected to drive performance improvements in future years, and determined a payout factor of 40% for Messrs Rea, Major and Yeazel and Ms. Hamblet, and a payout factor of 42.5% for Mr. Wakefield. The following table shows each NEO’s target bonus payment as a percentage of 2014 base salary and his or her actual bonus payment in absolute terms and as a percentage of 2014 base salary.

Name	Target Bonus Payment as Percentage of Salary	Actual Bonus Payment as Percentage of Salary	Actual Bonus Payment
Jeffrey G. Rea	100%	40%	$240,000
James F. Major, Jr.	100%	40%	$140,000
Bryan J. Yeazel	100%	40%	$140,000
Lisa M. Hamblet	100%	40%	$124,000
Duff Wakefield	100%	42.5%	$85,000

2015 Short Term (Annual) Incentive Plan. For 2015, each NEO’s performance-based cash incentive target will again be 100% of base salary. For 2015, we are using (i) adjusted gross profit, (ii) adjusted EBITDA and (iii) free cash flow as the financial targets for the plan. Adjusted gross profit is weighted at 20%, adjusted EBITDA is weighted 50% and free cash flow is weighted at 30%.

The actual percent of the bonus paid to our NEOs for 2015 can reach a maximum of 200% of the target opportunity, based upon Company performance against the above-mentioned financial goals. We have chosen not to disclose the specific adjusted gross profit, adjusted EBITDA and free cash flow targets for 2015 because we believe such disclosure would result in serious competitive harm and be detrimental to our operating performance. Our 2015 goals are intended to be realistic and reasonable, but challenging in order to drive performance. The compensation committee and management believe that by using these metrics we are encouraging profitable growth and cash generation for stockholders.

Although adjusted gross profit, adjusted EBITDA and ending liquidity were used as financial measures for 2014 and adjusted gross profit, adjusted EBITDA and free cash flow will be used as the financial measures for 2015, the compensation committee may use other objective financial performance indicators for the plan in the future, including, without limitation, the price of our common stock, stockholder return, return on equity, return on investment, return on capital, sales productivity, economic value added, operating income, gross margin, sales, earnings per share or market share.

Equity Incentives. In connection with the completion of our IPO, we adopted the Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan (the “2013 Incentive Plan”). The 2013 Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards, other cash-based compensation and performance awards. Directors, officers and other employees of the Company and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2013 Incentive Plan. The purpose of the 2013 Incentive Plan is to provide incentives that attract, retain and motivate high-performing officers, directors, employees and consultants by providing them a proprietary interest in our long-term success or compensation based on their performance in fulfilling their responsibilities to our Company. The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2013 Incentive Plan or with respect to which awards may be granted may not exceed 1,800,000. As of March 31, 2015, a total of 878,514 common shares were available for issuance under the 2013 Incentive Plan.

During 2014, we awarded Messrs Rea, Major and Yeazel and Ms. Hamblet 19,665, 9,832, 9,832 and 4,916 restricted shares, respectively, and we awarded Messrs Rea, Major, Yeazel and Wakefield and Ms. Hamblet options to purchase 81,300, 40,650, 40,650, 20,325 and 20,325 shares of our common stock, respectively, pursuant to the 2013 Incentive Plan. The restricted stock and options granted during 2014 to our NEOs and other employees will vest at the rate one-third per year over three years beginning on the first anniversary of the grant date, subject to the recipient continuously providing services to us through each such date. The exercise price of the options granted during 2014 was the closing price of the Company’s stock as reported by the NASDAQ for the trading day immediately preceding the date of the grant.

Additional Executive Benefits. We provide our NEOs with benefits that our Board believes are reasonable and in the best interests of our Company and our stockholders. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our NEOs, including retirement plans, life insurance benefits, paid vacation and other benefits described below. The compensation committee, in its discretion, may revise, amend or add to an officer’s benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies.

Retirement Plan Benefits. We maintain a qualified 401(k) savings plan, which allows participants to defer from 0% to 50% of cash compensation up to the maximum amount allowed under Internal Revenue Service guidelines. From time to time, we make contributions to our employees’ individual 401(k) accounts as a performance incentive. Participants are always vested in their own contributions to the plan and are generally fully vested in contributions by us after a five-year vesting period.

Health and Welfare Benefits. We offer medical, dental, vision, life insurance, short-term and long-term disability insurance and accidental death and dismemberment insurance for all eligible employees, including our NEOs. Our NEOs participate in a health care program administered by ArmadaCare, which provides reimbursement for certain out-of-pocket health care expenses.
Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Section 162(m) of the Code. Section 162(m) generally limits the deductibility of compensation paid to our NEOs to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). However, under a Section 162(m) transition rule for compensation plans or agreements of corporations that are privately held and that become publicly held in an IPO, compensation paid under a plan or agreement that existed prior to the IPO will not be subject to Section 162(m) until the earlier of: (1) the expiration of the plan or agreement; (2) a material modification of the plan or agreement; (3) the issuance of all employer stock and other compensation that has been allocated under the plan or (4) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the IPO (the “Transition Date”). After the Transition Date, rights or awards granted under the plan will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders.

We may rely on the exemption from Section 162(m) afforded to us by the transition rule described above for compensation paid pursuant to our pre-existing plans.

Many other Code provisions, SEC regulations and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed. While our goal is to create and maintain plans that are efficient, effective and in compliance with these requirements, the compensation committee does not believe compensation decisions should be necessarily constrained by how much compensation is deductible for federal income tax purposes. Accordingly, the compensation committee has authorized, and retains the discretion to authorize, other payments that may not be deductible if it believes that they are in the best interests of our stockholders.

Tax Gross-Ups

We generally do not provide tax gross-ups other than for taxes related to reimbursements for expenses incurred for Company-requested relocation. None of our NEOs received a tax gross-up in 2014.

Recoupment Policy

We are subject to the recoupment requirements under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable laws. The 2013 Incentive Plan provides that awards granted under the 2013 Incentive Plan are subject to recoupment, including the clawback of “incentive-based compensation” under the Exchange Act, or under any applicable rules and regulations promulgated by the SEC.
Compensation Committee Interlocks and Insider Participation

During 2014, no officer or employee served as a member of our compensation committee. None of our executive officers currently serves, or served during 2014, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Compensation Tables

The purpose of the following tables is to provide information regarding the compensation earned by our NEOs during the fiscal years indicated.

Summary Compensation Table

The following table shows the compensation earned by our NEOs during fiscal 2012, 2013 and 2014, as applicable:

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (8)	Total ($)
Jeffrey G. Rea President and Chief Executive Officer	2014	600,000		—		400,000	800,000	240,000	8,250	2,048,250
	2013	600,000		—		332,388	656,764	750,000	544,631	2,883,783
	2012	600,000		—		279,572	362,082	750,000	—	1,991,654
James F. Major, Jr. Executive Vice President, Chief Financial Officer and Treasurer	2014	350,000		—		200,000	400,000	140,000	19,826	1,109,826
	2013	324,326		—		132,955	266,607	450,000	21,374	1,195,262
	2012	275,000		—		52,540	30,362	450,000	—	807,902
Bryan J. Yeazel Executive Vice President and Chief Operating Officer	2014	350,000		—		200,000	400,000	140,000	19,683	1,109,683
	2013	308,269		—		132,955	266,607	450,000	21,304	1,179,135
	2012	250,000		32,500	(5)	52,540	30,362	417,500	—	782,902
Lisa M. Hamblet Executive Vice President - eBusiness (6)	2014	310,000		200,000	(6)	100,000	200,000	124,000	5,832	939,832
	2013	—	(7)	—		83,333	166,667	—	—	250,000
Duff Wakefield Divisional President - West Division	2014	200,000		—		—	200,000	85,000	16,910	501,910
	2013	194,514		—		—	173,000	250,000	22,217	639,731

(1)
The amounts reported in this column represent base salaries in effect on December 31, 2014. For 2015, the compensation committee has approved an increase in Mr. Rea’s base salary to $700,000, an increase in Mr. Major’s base salary to $385,000, and increase in Mr. Yeazel’s base salary to $425,000, effective as of January 1, 2015.

(2)
The amounts reported in this column represent the grant date fair value of the restricted stock awards granted to NEOs in the applicable year, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The underlying valuation assumptions for these awards are further discussed in Footnote 18 to our audited consolidated financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. During 2012, we canceled 78,046 vested options and 156,040 options scheduled to vest on November 15, 2012 held by Mr. Rea, and issued, in replacement, 234,086 Class B Common shares to Mr. Rea (the “Replacement Shares”) for a purchase price of $90.13. The amounts reported in this column for fiscal 2012 include the repricing-date incremental fair value of the Replacement Shares, as computed in accordance with ASC 718. During 2012, Mr. Rea, Mr. Major and Mr. Yeazel purchased 103,888, 51,944 and 51,944 shares of Class B Common stock, respectively, for $0.97 per share. These shares were estimated to have a fair value at issuance of $1.98 per share. The amounts reported in this column for 2012 include the fair value of the shares purchased in excess of the purchase price. Upon completion of our IPO in 2013, Mr. Rea, Mr. Major and Mr. Yeazel received 23,810, 9,524 and 9,524 restricted shares, respectively. These shares were estimated to have a fair value at issuance of $13.96 per share. Upon joining the Company in December 2013, Ms. Hamblet received a one-time grant of 4,776 restricted shares. These shares were estimated to have a grant date fair value of $17.45 per share. During 2014, Mr. Rea, Mr. Major, Mr. Yeazel and Ms. Hamblet received 19,665, 9,832, 9,832 and 4,916 restricted shares, respectively. These shares were estimated to have a fair value at issuance of $20.34 per share.

(3)
The amounts reported in this column represent the grant date fair value and repricing-date incremental fair value of the stock options granted or repriced in the applicable year, as computed in accordance with ASC 718. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the NEOs for the stock options. During 2012, Mr. Rea was granted 47,399 stock options with a fair value of $0.42 per share, Mr. Major was granted 24,674 stock options with a fair value of $0.42 per share and Mr. Yeazel was granted 24,674 stock options with a fair value of $0.42 per share. During 2012, we also repriced 780,329 options held by Mr. Rea. The incremental fair value of the stock options repriced for Mr. Rea was $0.19 per share. The option award amounts have been adjusted as part of the restatement of financial statements at December 31, 2012. Upon completion of our IPO in 2013, Mr. Rea, Mr. Major, Mr. Yeazel and Mr. Wakefield received 92,502, 38,527, 38,527 and 25,000 stock options, respectively. The options granted to Mr. Rea were estimated to have a grant date fair value of $7.10 per share. The options granted to Messrs. Major, Yeazel and Wakefield were estimated to have a grant date fair value at issuance of $6.92 per share. Upon joining the Company in December 2013, Ms. Hamblet was granted 19,771 stock options with an estimated grant date fair value of $8.43 per share. During 2014, Mr. Rea, Mr. Major, Mr. Yeazel, Ms. Hamblet and Mr. Wakefield received 81,300, 40,650, 40,650, 20,325 and 20,325 stock options, respectively, with an estimated grant date fair value of $9.84 per share. The underlying valuation assumptions for these awards are further discussed in Footnote 18 to our audited consolidated financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(4)	The amounts reported in this column represent the actual payout earned by each of our NEOs under our MIP for the applicable year.
(5)	Represents the amount paid to Mr. Yeazel under the 2012 MIP in excess of the amount earned pursuant to the formula under the 2012 MIP.
(6)	Represents a one-time signing bonus payable to Ms. Hamblet upon completion of one year of service with the Company.
(7)	Ms. Hamblet joined the company on December 16, 2013.
(8)	All other compensation for 2014 is itemized in the table set forth below.

All Other Compensation Table

The table below provides an itemization of all other compensation for 2014 for each of our NEOs.

Name	Insurance Premiums ($)(1)	Auto Allowance ($)(2)	Executive Health ($)(3)	401(k) Company Match ($)(4)	Total ($)
Jeffrey G. Rea	4,758	—	2,964	528	8,250
James F. Major, Jr.	3,314	10,680	5,304	528	19,826
Bryan J. Yeazel	3,171	10,680	5,304	528	19,683
Lisa M. Hamblet	—	—	5,304	528	5,832
Duff Wakefield	5,618	7,800	2,964	528	16,910

(1)	These amounts represent payments by us on behalf of the applicable NEO for long-term care insurance premiums and disability premiums.
(2)	These amounts represent payments by us to the applicable NEO of a fixed automobile allowance.
(3)	These amounts represent the cost to the Company of annual physicals for each of our NEOs provided through a third party.
(4)	These amounts represent matching contributions allocated by us to the applicable NEO under our qualified and nonqualified retirement plans.

Grants of Plan-Based Awards

During fiscal 2014, Messrs. Rea, Major, Yeazel and Wakefield and Ms. Hamblet participated in the 2014 MIP and the 2013 Incentive Plan and were eligible for the awards set forth under “Payouts Under Non-Equity Incentive Plan Awards” below. The actual payout for the NEOs is set forth above under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Name	Grant Date	Date of Board of Directors Action	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
Jeffrey G. Rea Restricted Stock	7/3/2014	7/2/2014				19,665			400,000
Stock Options	7/3/2014	7/2/2014					81,300	20.34	800,000
2014 MIP(1)			150,000	600,000	1,200,000
James F. Major, Jr. Restricted Stock	7/3/2014	7/2/2014				9,832			200,000
Stock Options	7/3/2014	7/2/2014					40,650	20.34	400,000
2014 MIP(1)			87,500	350,000	700,000
Bryan J. Yeazel Restricted Stock	7/3/2014	7/2/2014				9,832			200,000
Stock Options	7/3/2014	7/2/2014					40,650	20.34	400,000
2014 MIP(1)			87,500	350,000	700,000
Lisa M. Hamblet Restricted Stock	7/3/2014	7/2/2014				4,916			100,000
Stock Options	7/3/2014	7/2/2014					20,325	20.34	200,000
2014 MIP(1)			77,500	310,000	620,000
Duff Wakefield Stock Options	7/3/2014	7/2/2014					20,325	20.34	200,000
2014 MIP(1)			50,000	200,000	400,000

(1)	Actual payouts earned under the non-equity incentive plans are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
(2)
Amounts disclosed in this column represent the grant-date fair market value of the restricted stock and stock options granted to the NEOs, computed in accordance with ASC 718. The underlying valuation assumptions for these awards are further discussed in Footnote 18 to our audited consolidated financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information on the NEOs’ outstanding equity awards, which consisted of restricted stock awards and option awards that were made at any time and that had not vested as of December 31, 2014.

		Option Awards				Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis-able	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (4) ($)
Jeffrey G. Rea Stock Options	1/26/2012 (1)	14,220	33,179	0.97	3/1/2022
	8/14/2013 (2)	—	92,502	14.00	8/14/2023
	7/3/2014 (3)	—	81,300	20.34	7/3/2024
Restricted Stock	8/14/2013 (2)					23,810	364,769
	7/3/2014 (3)					19,665	301,268
James F. Major, Jr. Stock Options	1/26/2012 (1)	—	17,272	0.97	4/11/2022
	8/14/2013 (3)	12,842	25,685	14.00	8/14/2023
	7/3/2014 (3)	—	40,650	20.34	7/3/2024
Restricted Stock	8/14/2013 (3)					6,349	97,267
	7/3/2014 (3)					9,832	150,626
Bryan J. Yeazel Stock Options	1/26/2012 (1)	—	17,272	0.97	4/16/2022
	8/14/2013 (3)	12,842	25,685	14.00	8/14/2023
	7/3/2014 (3)	—	40,650	20.34	7/3/2024
Restricted Stock	8/14/2013 (3)					6,349	97,267
	7/3/2014 (3)					9,832	150,626
Lisa M. Hamblet Stock Options	12/16/2013 (3)	6,590	13,181	17.45	12/16/2023
	7/3/2014 (3)	—	20,325	20.34	7/3/2024
Restricted Stock	12/16/2013 (3)					3.184	48,779
	7/3/2014 (3)					4.916	75,313
Duff Wakefield Stock Options	4/1/2011 (1)	35,712	29,218	0.97	11/7/2021
	8/14/2013 (3)	8,333	16,667	14.00	8/14/2023
	7/3/2014 (3)	—	20,325	20.34	7/3/2024

(1)
Awards vest over a four-year period, with 10% of the awards vesting on the first anniversary of the vesting commencement date, 20% on the second anniversary, 25% on the third anniversary and the remaining 45% on the fourth anniversary, subject to the recipient continuously providing services to us through each such vesting date.

(2)
Awards granted to Mr. Rea in 2013 vest over a four-year period with one-third vesting on the second, third and fourth anniversaries, subject to Mr. Rea continuously providing services to us through each such vesting date.

(3)
Awards vest over a three-year period with one-third vesting on the first, second and third anniversaries of the grant date, subject to the recipient continuously providing services to us through each such vesting date.

(4)	Based on the closing price of our common stock of $15.32 per share as of December 31, 2014, the last business day of fiscal 2014.

Restricted Stock Vested and Options Exercised

The table below provides information with respect to the number and value of shares acquired during fiscal year 2014 by our NEOs from the vesting of restricted stock and exercise of stock options.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Jeffrey G. Rea	—	—	351,141	5,421,617(1)
James F. Major, Jr.	7,402	122,281(2)	3,175	48,260(3)
Bryan J. Yeazel	7,402	122,281(2)	3,175	48,260(3)
Lisa M. Hamblet	—	—	1,592	24,198(4)
Duff Wakefield	—	—	—	—

(1)	The value realized upon vesting is based on the closing price of $15.44 on November 17, 2014, the first trading day after the vesting date.
(2)	The value realized on exercise is based on the difference between the closing price of $17.49 on May 1, 2014, the date of exercise, and the exercise price of $0.97.
(3)	The value realized is based on the closing price of $15.20 on August 14, 2014, the vesting date.
(4)	The value realized is based on the closing price of $15.20 on December 16, 2014, the vesting date.

Pension Benefits

We did not sponsor any qualified or nonqualified defined benefit plans for our NEOs during fiscal 2014. Our Board or compensation committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in the best interest of our stockholders.

Deferred Compensation

We do not currently provide any deferred compensation program or benefits for executive officers but may elect to do so in the future.

Employment Agreements

We have employment agreements with Messrs. Rea, Major and Yeazel and Ms. Hamblet that include provisions requiring us to make post-termination payments upon certain qualifying termination events. The employment agreements with Messrs. Rea, Major and Yeazel and Ms. Hamblet are for indefinite terms but may be terminated by either party at any time subject to the terms and conditions of each agreement. Each agreement sets forth a compensation package that includes an annual base salary and an annual bonus. For 2014, the employment agreements provided for a base salary of at least $600,000, $350,000, $350,000 and $310,000, for Messrs. Rea, Major and Yeazel and Ms. Hamblet, respectively, and a target bonus of 100% of base salary. For 2015, the compensation committee has approved increases to the base salaries of Messrs. Rea, Major and Yeazel to $700,000, $385,000 and $425,000, respectively. The actual amount of the annual bonus is to be determined by the compensation committee based upon percentage achievement of certain Company and individual performance goals for each respective calendar year. Under the employment agreements, each of Messrs. Rea, Major and Yeazel and Ms. Hamblet is eligible to participate in applicable benefit plans, policies or contracts that we adopt for U.S. employees, including our 401(k) plan, and other benefits and fringe benefits generally available for executive personnel. The employment agreements also provide that we are obligated to reimburse each executive for all reasonable expenses incurred in connection with performing his or her respective duties.

Upon termination without “cause” or resignation for “good reason,” each of Messrs. Rea, Major and Yeazel and Ms. Hamblet will be entitled to (i) an amount equal to the product of (a) the applicable severance multiple as described below, and (b) the sum of (x) the highest annual base salary rate for such NEO in effect over the prior two years and (y) the highest amount of such NEO’s target bonus or annual cash bonus actually paid over the prior two years, whichever is greater, which shall be paid over the 24-month period following the separation in the case of Mr. Rea, and the 18-month period following the separation in the case of Messrs. Major and Yeazel and Ms. Hamblet and (ii) reimbursement for the marginal cost of Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) benefits for 18 months following the separation. In the case of Mr. Rea, the severance multiple is 3.0 if the termination without cause or resignation for good reason occurs within 90 days preceding or 12 months following a “change in control,” and 2.0 in the case of any other termination without cause or resignation for good reason. In the case of Messrs. Major and Yeazel and Ms. Hamblet, the severance multiple is 2.5 if the termination without cause or resignation for good reason occurs within 90 days preceding or 12 months following a “change in control,” and 1.5 in the case of any other termination without cause or resignation for good reason.

In the event of the disability of any of Messrs. Rea, Major or Yeazel or Ms. Hamblet, the Company shall accelerate the vesting of all unvested restricted stock, stock options and any other equity compensation awards, to the extent that such awards would have vested solely upon their continued employment, such that 100% of such awards become vested in full.

In addition, in the event that such termination occurs within 90 days preceding or 12 months following a change in control, or is due to death or disability, the Company will accelerate the vesting of each of Messrs. Rea’s, Major’s and Yeazel’s and Ms. Hamblet’s then-outstanding and unvested stock options, restricted stock and any other equity compensation awards, to the extent that such awards would have vested solely upon the NEO’s continued employment, such that 100% of such awards become vested in full. The term “change in control” includes the following events: (i) approval by the Board of a plan of liquidation, dissolution or winding-up of the Company; (ii) the consummation of a sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries; (iii) any person (other than the Company, Gores Holdings or its affiliates, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding securities; and (iv) subject to certain exceptions, a merger or consolidation of the Company with any other entity (a “Merger Partner”) as a result of which (A) the voting securities in the Merger Partner immediately prior thereto represent more than 50% of the combined voting power in the surviving entity immediately thereafter, or (B) the stockholders of the Merger Partner immediately prior to such transaction have the power to elect or designate a majority of the members of the board of the Company or the surviving entity. Under the employment agreements for each of Messrs. Rea, Major and Yeazel and Ms. Hamblet, the decrease of the equity holdings of Gores Holdings or any of its affiliates in the Company does not constitute a “change in control,” unless such reduction in equity holdings is part of a transaction that constitutes a “change in control” pursuant to clauses (iii) or (iv) above.

Under the employment agreements, termination for “cause” requires that Messrs. Rea, Major or Yeazel or Ms. Hamblet, as applicable: (i) has been convicted of, or has entered a pleading of guilty or nolo contendere to, a felony (other than DUI or a similar felony) or any crime involving fraud, theft, embezzlement or other act of dishonesty involving the Company; (ii) has knowingly and intentionally participated in fraud, embezzlement or other act of dishonesty involving the Company; (iii) materially fails to attempt in good faith to perform duties required of his employment; (iv) fails to attempt in good faith to comply with a lawful directive of the Board or, in the case of Messrs. Major and Yeazel and Ms. Hamblet, the chief executive officer; (v) engages in willful misconduct as a result of which he or she receives a material and improper personal benefit at the expense of the Company, or accidental misconduct resulting in such a benefit, which he or she does not promptly report and redress; (vi) in carrying out duties, engages in willful misconduct or omissions constituting gross negligence or willful misconduct resulting in substantial economic harm to the Company; (vii) has failed for any reason to correct, cease or alter any action or omission that constitutes (A) a material breach of his or her employment agreement or (B) a material breach of his or her duty of loyalty to the Company or (viii) has improperly disclosed any material proprietary information without authorization.

Under the employment agreements, resignation for “good reason” requires that, without the NEO’s prior written consent, there has been: (i) a material diminution of such NEO’s base salary or target annual bonus; (ii) a material diminution in title or authority, duties or responsibilities of the NEO, including, in the case of Mr. Rea, the Company becoming a subsidiary or division of any other entity and the NEO not having his current position in that entity; (iii) in the case of Mr. Rea, any requirement that Mr. Rea report to anyone but the Board, and in the case of Messrs. Major and Yeazel and Ms. Hamblet, any requirement that they report to anyone but the chief executive officer or the Board; (iv) any material breach by the Company of the employment agreement or other agreements with the Company or (v) in the case of Messrs. Major and Yeazel, any requirement that the NEO relocate his personal residence to any city more than 50 miles from Raleigh, North Carolina, or in the case of Ms. Hamblet, any requirement that she relocate her personal residence.

The employment agreements with Messrs. Rea, Major and Yeazel and Ms. Hamblet also contain intellectual property and non-disclosure provisions and non-competition provisions that extend for 12 months after a termination of employment.
Potential Payments Upon Termination and Change in Control

In the event of the termination of the employment of Messrs. Rea, Major and Yeazel and Ms. Hamblet, they are entitled to receive the amounts and benefits specified in their employment agreements described above and as disclosed in the table below.

The table below reflects amounts that would have been payable to each of our NEOs assuming their employment was terminated on December 31, 2014. The information assumes that the NEO executed a general release of claims against us.

Pursuant to the employment agreements for each of Messrs. Rea, Major and Yeazel and Ms. Hamblet, in the event such executive’s employment is terminated by us without “cause” or by the executive for “good reason,” within 90 days preceding or 12 months following a change in control, as defined in the employment agreement, all unvested restricted stock, stock options and any other equity compensation awards granted will accelerate and become vested. See the “Executive Compensation - Employment Agreements” section for further discussion regarding payments due upon the termination of employment under the applicable employment agreements. The 2014 fiscal year end values of equity awards that would vest upon termination in connection with a change in control are shown in the table below.

Name	Benefit (1)	Termination Without Cause or for Good Reason ($)	Termination for Death or Disability ($)		Termination Without Cause or for Good Reason Within 90 Days Prior or 12 Months Following Change in Control ($)
Jeffrey G. Rea	Base salary continuation	1,200,000	—		1,800,000
	Bonus (2)	1,500,000	—		2,250,000
	Continuation of benefits	8,250	—		8,250
	Value of accelerated vesting of restricted stock grants	—	666,037	(3)	666,037	(3)
	Value of accelerated vesting of stock options	—	598,222	(4)	598,222	(4)
James F. Major, Jr.	Base salary continuation	525,000	—		875,000
	Bonus (2)	675,000	—		1,125,000
	Continuation of benefits	19,683	—		19,826
	Value of accelerated vesting of restricted stock grants	—	247,893	(3)	247,893	(3)
	Value of accelerated vesting of stock options	—	281,757	(4)	281,757	(4)
Bryan J. Yeazel	Base salary continuation	525,000	—		875,000
	Bonus (2)	675,000	—		1,125,000
	Continuation of benefits	19,826	—		19,683
	Value of accelerated vesting of restricted stock grants	—	247,893	(3)	247,893	(3)
	Value of accelerated vesting of stock options	—	281,757	(4)	281,757	(4)
Lisa M. Hamblet	Base salary continuation	465,000	—		775,000
	Bonus (2)	465,000	—		775,000
	Continuation of benefits	5,832	—		5,832
	Value of accelerated vesting of restricted stock grants	—	124,092	(3)	124,092	(3)
	Value of accelerated vesting of stock options	—	—	(4)	—	(4)
Duff Wakefield	Base salary continuation	—	—		—
	Bonus	—	—		—
	Continuation of benefits	—	—		—
	Value of accelerated vesting of restricted stock grants	—	—		—
	Value of accelerated vesting of stock options	—	—		—

(1)
These benefits reflect base salary, bonus and other benefits as of December 31, 2014. For 2015, the compensation committee has approved increases in base salaries for Messrs. Rea, Major and Yeazel effective as of January 1, 2015, as described in “Executive Compensation - Employment Agreements.”

(2)
Pursuant to the employment agreements for Messrs. Rea, Major and Yeazel and Ms. Hamblet, the severance payment upon a termination without cause or a resignation for good reason is based on the higher of actual or target bonus during the previous two fiscal years. The actual bonus received by each of Messrs. Rea, Major and Yeazel with respect to calendar year 2013 exceeded his target bonus. Accordingly, the amount reflected is based on actual 2013 bonus amounts of $750,000 for Mr. Rea, $450,000 for Mr. Major and $450,000 for Mr. Yeazel, multiplied in each case by the applicable severance multiple as further described under “Executive Compensation - Employment Agreements.” Ms. Hamblet joined the Company in December 2013 and therefore did not receive a MIP payout for calendar year 2013; accordingly, the severance payment in her case is based on her target bonus of 100% of base salary. The calculation of severance payments under the employment agreements for Messrs. Rea, Major and Yeazel and Ms. Hamblet is further described under “Executive Compensation - Employment Agreements.”

(3)
The closing price for our common stock on December 31, 2014 was $15.32. As of December 31, 2014, Messrs. Rea, Major and Yeazel and Ms. Hamblet had 43,475, 16,181, 16,181 and 8,100 unvested shares of restricted stock, respectively.

(4)
On December 31, 2014, (A) Mr. Rea had (i) 33,179 stock options with an exercise price of $0.97 per share, (ii) 92,502 stock options with an exercise price of $14 per share and (iii) 81,300 stock options with an exercise price of $20.34 per share; (B) Messrs. Major and Yeazel each had (i) 17,272 unvested stock options at an exercise price of $0.97 per share, (ii) 25,685 stock options with an exercise price of $14 per share and (iii) 40,650 stock options with an exercise price of $20.34 per share; and (C) Ms. Hamblet had (i) 13,181 stock options with an exercise price of $17.45 per share and (ii) 20,325 stock options with an exercise price of $20.34 per share.

Compensation Committee Report

This report is submitted by the compensation committee of the Board. The compensation committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with management. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the compensation committee has recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Robert E. Mellor, Chair
Barry J. Goldstein
David L. Keltner

Related Person Transactions
Approval Policies
Our Board has adopted a written policy regarding the review, approval or ratification of transactions involving certain persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. Under the written policy, our audit committee is responsible for the review, approval and ratification of “related-person transactions” between us and any related person. In the course of its review and approval or ratification of a related-person transaction, the audit committee will consider:

•	The nature of the related person’s interest in the transaction;

•	The material terms of the transaction, including the amount involved and type of transaction;

•	The importance of the transaction to the related person and to our Company;

•	Whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	Any other matters the audit committee deems appropriate.

Other than compensation agreements and other arrangements that are described under “Executive Compensation,” and the transactions described below, since January 1, 2012, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Plan of Conversion
On May 2, 2013, we entered into a Plan of Conversion with Gores Holdings pursuant to which we and Gores Holdings agreed to convert the Company from a limited liability company to a corporation. Pursuant to the terms of the Company’s former Second Amended and Restated Limited Liability Company Agreement, the Company could be converted to a corporation with the consent of Gores Holdings. In connection with the conversion, the Company adopted a certificate of incorporation and bylaws, which replaced the Second Amended and Restated Limited Liability Company Agreement, other than the provisions granting Gores Holdings and other holders of the Company’s securities registration rights as described below (the “Registration Rights Agreement”).

Pursuant to the Plan of Conversion, we have granted Gores Holdings and our other stockholders prior to the IPO (each, a “Holder of Registrable Securities”) certain registration rights. The holders of a majority of the Registrable Securities will be entitled to request that the Company register their shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” Holders of Registrable Securities will also be entitled to participate in certain registered offerings by the Company, subject to the restrictions in the Registration Rights Agreement. The Company will pay the expenses of the Holders of Registrable Securities in connection with their exercise of their rights under the Registration Rights Agreement. The registration rights described in this paragraph apply to (i) shares of our common stock held by Gores Holdings and its affiliates, (ii) shares of common stock held by any Holder of Registrable Securities other than Gores Holdings as of the date of the Plan of Conversion, (iii) any shares of common stock issued or issuable upon conversion of our preferred stock and (iv) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clauses (i) through (iii) with respect to any dividend, distribution, recapitalization, reorganization or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities, provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act of 1933 (the “Securities Act”) or repurchased by us or our subsidiaries. In addition, at the Company’s election and with the consent of the holders of a majority of Registrable Securities, any Registrable Securities held by a person other than Gores Holdings and its affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act. On September 2, 2014, at the request of Gores Holdings, the Company filed with the SEC a shelf registration statement on Form S-3 pursuant to which 9,931,617 shares of the Registrable Securities, representing a substantial majority of the outstanding Registrable Securities were registered. In addition, the Company, with consent of the holders of a majority of the Registrable Securities, notified certain former officers of the Company that the remaining shares held by them were no longer Registrable Securities and could be sold without restriction under Rule 144 of the Securities Act.

Amended and Restated Professional Services Agreement with Glendon Saturn

On May 5, 2009, in connection with Gores Holdings’ investment in our Company, we entered into a professional services agreement with Glendon Saturn Holdings LLC (“Glendon Saturn”), an affiliate of Gores. The agreement was amended and restated on June 13, 2013. Under the professional services agreement, Glendon Saturn provides consulting services related to operations, mergers and acquisitions and financial matters. In exchange for these services, we have agreed to pay Glendon Saturn consulting fees based on the hours spent by Glendon Saturn employees providing the consulting services. We have also agreed to reimburse Glendon Saturn for out-of-pocket expenses incurred in connection with the provision of services pursuant to the professional services agreement. The professional services agreement as amended and restated provides for a one-year term subject to automatic annual renewals for additional one-year terms unless we and Glendon Saturn agree not to renew the agreement prior to expiration of the prior one-year term. In addition, Glendon Saturn may terminate the agreement prior to its expiration in the event of any sale of all or substantially all of the assets of the Company or if Gores and its affiliates cease to beneficially own at least 50% of the Company’s outstanding voting securities. For the year ended December 31, 2014, the fees and out-of-pocket expenses we paid under the professional services agreement amounted to $0.2 million.

Director Nomination Agreement

In connection with our IPO, we entered into a director nomination agreement with Gores Holdings that provides Gores Holdings the right to designate nominees for election to our Board for so long as Gores Holdings beneficially owns 10% or more of the total number of shares of our common stock then outstanding.

The number of nominees that Gores Holdings is entitled to designate under this agreement bears the same proportion to the total number of members of our Board as the number of shares of common stock beneficially owned by Gores Holdings bears to the total number of shares of common stock outstanding, rounded up to the nearest whole number. In addition, Gores Holdings is entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of the director’s term regardless of Gores Holdings’ beneficial ownership at such time. Gores Holdings also has the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law and stock exchange rules. This director nomination agreement will terminate at such time as Gores Holdings owns less than 10% of our outstanding common stock.

Stock Ownership Information

The following table contains information about the beneficial ownership of our common stock as of April 1, 2015, by:

•	Each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	By each of our directors or nominees;

•	By each of our NEOs; and

•	By all of our directors and executive officers as a group.

Percentages of common stock owned are based on 26,176,056 shares outstanding as of April 1, 2015.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. The number of shares deemed to be outstanding and beneficially owned includes shares issuable upon settlement of restricted stock units that will vest within 60 days of April 1, 2015 and options that are currently exercisable or exercisable within 60 days of April 1, 2015. These shares, however, are not deemed outstanding for the purposes of computing the ownership percentage of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated, the address of each of the individuals named below is c/o Stock Building Supply Holdings, Inc., 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617.

	Shares Beneficially Owned
Name	Number	Percent
5% Stockholders:
Gores Building Holdings, LLC (1)	9,931,617	37.94%
Odey Asset Management Group Ltd(2)	1,676,262	6.40%
Capital World Investors(3)	1,785,000	6.82%
Frontier Capital Management Co., LLC.(4)	2,251,659	8.60%

Directors and Named Executive Officers:
Jeffrey G. Rea (5)	823,288	3.15%
James F. Major, Jr. (6)	263,173	1.01%
Bryan J. Yeazel (7)	263,173	1.01%
Lisa M. Hamblet(8)	16,282	*
Duff R. Wakefield(9)	90,735	*
Andrew Freedman(10)	442,805	1.69%
Barry J. Goldstein	6,208	*
David L. Keltner	3,708	*
Robert E. Mellor(11)	109,733	*
Kevin L. Prust(12)	—	—
Steven C. Yager(13)	9,931,617	37.94%
All directors and executive officers as a group (15 Persons)(14)	11,633,624	44.44%
*Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)
Represents (i) 9,488,812 shares of common stock held of record by Gores Holdings and (ii) 442,805 shares of common stock held of record by Glendon Saturn. Gores is the manager of Gores Holdings and Glendon Saturn and Alec E. Gores is the manager of Gores. Gores Capital Partners II L.P. (“Gores II”) is the controlling member of Gores Holdings. Gores Capital Advisors II LLC (“Gores Advisors”) is the general partner of Gores II. Gores is the manager of Gores Advisors. Gores has a seven-member investment committee that has voting and dispositive authority over the common stock. The members of the investment committee include Alec E. Gores, Mark R. Stone, Joseph P. Page, Vance W. Diggins, Fernando Goni and Steven C. Yager. Each of the foregoing persons may be deemed to share voting and dispositive power with respect to the shares held of record by Gores Holdings and Glendon Saturn. Mr. Freedman is a Managing Director at Glendon, an affiliate of Gores, and may be deemed to share voting and dispositive power with respect to the shares held of record by Glendon Saturn. The address of each of the foregoing persons is c/o The Gores Group LLC, 9800 Wilshire Blvd, Beverly Hills, California 90212.

(2)
Represents shares held for the benefit of investment advisory clients of Odey Asset Management LLP (“OAM LLP”) according to a statement on Schedule 13G filed with the SEC on January 20, 2015, which indicates that Odey Asset Management Group Ltd (“OAM Ltd”) is the managing member of OAM LLP. Odey Holdings AG (“Odey Holdings”) is the sole stockholder of OAM Ltd. and Crispin Odey is the sole stockholder of Odey Holdings, and that each of the foregoing persons and entities may be deemed to share voting and dispositive power with respect to such shares. The Schedule 13G certifies that such shares were acquired in the ordinary course of business and not with the purpose or with the effect of changing or influencing the control of the Company. The address of each of the foregoing persons and entities is c/o Odey Asset Management Group Ltd., 12 Upper Grosvenor Street, London, United Kingdom W1K 2ND.

(3)
Represents shares held for the benefit of investment advisory clients of Capital World Investors, a division of Capital Research and Management Company (“CRMC”) according to a statement on Schedule 13G filed with the SEC on February 13, 2015, which indicates that (i) CRMC has sole voting and dispositive power with respect to such shares, and (ii) CRMC’s client, SMALLCAP World Fund Inc., has the beneficial right to receive dividends and proceeds from the sale of 5% or more of the shares of the Company. The Schedule 13G certifies that to the best of the filer’s knowledge and belief, such shares were acquired in the ordinary course of business and not with the purpose or with the effect of changing or influencing the control of the Company. The address of CRMC is 333 South Hope Street, Los Angeles, California 90071.

(4)
Represents shares held for the benefit of investment advisory clients of Frontier Capital Management Co. LLC. (“FCMC”) according to a statement on Schedule 13G filed with the SEC on February 13, 2015, which indicates that FCMC has sole voting power with respect to 1,146,377 of such shares and sole dispositive power with respect to all 2,251,659 of such shares. The address of FCMC is 99 Summer Street, Boston, Massachusetts 02110.

(5)	Includes 26,070 shares of common stock issuable upon exercise of existing options that have vested and 43,475 unvested restricted shares.
(6)	Includes 19,011 shares of common stock issuable upon exercise of existing options that have vested and 16,181 unvested restricted shares.
(7)	Includes 19,011 shares of common stock issuable upon exercise of existing options that have vested and 16,181 unvested restricted shares.
(8)	Includes 6,590 shares of common stock issuable upon exercise of existing options that have vested and 8,100 unvested restricted shares.
(9)	Includes 73,263 shares of common stock issuable upon exercise of existing options that have vested.
(10)	Mr. Freedman is a Managing Director of Glendon and as such, may be deemed to share voting and dispositive power with respect to the shares held of record by Glendon Saturn.
(11)	Includes 64,930 shares of common stock issuable upon exercise of existing options that have vested.
(12)	Mr. Prust became a director effective March 17, 2015.
(13)
Mr. Yager is a member of the investment committee of Gores and as such may be deemed to share voting and dispositive power with respect to the shares held of record by Gores Holdings and Glendon Saturn.

(14)	Includes 222,208 shares of common stock issuable upon exercise of existing options that have vested.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain of our officers and beneficial owners of more than 10% of our common stock to file with the SEC reports of their initial ownership and changes in their ownership of our common stock and other equity securities. We are required to disclose in this proxy statement any late filings of such reports. Based solely on a review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2014.
Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2014 with respect to the Company’s existing equity compensation plans:

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights as of December 31, 2014 (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights as of December 31, 2014 (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(Excluding Securities Reflected in Column (a) as of December 31, 2014) (c)
2013 Incentive Plan (approved by stockholders)	827,958	(1)	$16.88	(2)	875,163(3)
Pre-IPO incentive program (not approved by stockholders)	211,803		$0.97		—
Total	1,039,761		$13.59		875,163(3)

(1)	Includes 811,834 options and 16,124 restricted stock units outstanding under the 2013 Incentive Plan.
(2)	Represents the weighted average exercise price of the outstanding options only and does not reflect outstanding restricted stock units, which have no exercise price.
(3)	Represents securities remaining under the 2013 Incentive Plan.

Other Matters

The Board knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the meeting, each of the persons named as a proxy intends to vote in accordance with his or her judgment on such matters.
Additional Information

Proxy Solicitation Expenses

We will pay the expense of preparing, assembling, printing and mailing the proxy form and the form of material used in solicitation of proxies. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or electronic means.

Stockholder Proposals for Inclusion in the 2016 Annual Meeting Proxy Statement

Stockholder proposals for inclusion in the 2016 Proxy Statement must be received at our principal executive offices on or before January 1, 2016. In addition, all stockholder proposals for inclusion in the 2016 Proxy Statement must comply with the requirements of SEC Rule 14a-8 under the Exchange Act. Our bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify our Secretary in writing not earlier than January 29, 2016, and not later than February 28, 2016. Such notice must set forth certain information specified in our bylaws. All stockholder proposals should be in writing and submitted to the Secretary of Stock Building Supply Holdings, Inc., 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617.

Electronic Delivery

Many brokers and banks offer electronic delivery of proxy materials to their clients. If you are a beneficial stockholder, you may contact your broker or bank to find out whether this service is available to you.

Incorporation by Reference

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and neither of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information contained on or accessible through these websites is not part of this document.

Availability of SEC Filings, Code of Ethics and Committee Charters

Copies of our reports on Forms 10-K, 10-Q and 8-K, and all amendments to those reports filed with the SEC, our Code of Business Conduct and Ethics, the charters of the audit, compensation and corporate governance and nominating committees and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website at www.stocksupply.com under the “Investors” section, or may be requested in print, at no cost, by telephone at 1-919-431-1133, by email at investors@stocksupply.com or by mail at Stock Building Supply Holdings, Inc., 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617, Attention: Investor Relations.

STOCK Building Supply

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 27, 2015.

Vote by Internet

- Go to **www.investorvote.com/STCK**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends you vote FOR each of the Class II Director nominees to the Board in Proposal 1 and FOR Proposal 2.

1. Election of Class II Directors:

	For	Withhold		For	Withhold
1a - Andrew Freedman	☐	☐	1b - Barry J. Goldstein	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year 2015	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

STOCK Building Supply

Proxy — Stock Building Supply Holdings, Inc.

2015 Annual Meeting of Stockholders — May 28, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement of Stock Building Supply Holdings, Inc., dated April 30, 2015, hereby appoints Jeffrey G. Rea and C. Lowell Ball (each with full power to act alone and with power of substitution) to represent the undersigned and to vote the shares of the undersigned at the Annual Meeting of Stockholders of Stock Building Supply Holdings, Inc. to be held at 9:00 a.m., Eastern Time, on May 28, 2015 at the Embassy Suites Hotel - Raleigh-Durham/Research Triangle East, 201 Harrison Oaks Boulevard, Cary, NC 27513, and at any adjournments or postponements thereof, upon all matters as may properly come before the meeting. The undersigned hereby revokes any proxy heretofore given with respect to the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in the Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments. The Board of Directors knows of no reason why any of the nominees for the Board of Directors would be unable to serve, but in the event any nominee is unable to serve or for good cause will not serve, the proxies received indicating a vote in favor of such nominee will be voted for a substitute nominee as the Board of Directors may recommend. The proxies cannot vote your shares unless you sign and return this card or vote electronically.

Please refer to the Proxy Statement for a discussion of the Proposals.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN THE PROXY CARD PROMPTLY; YOU MAY USE THE ENCLOSED ENVELOPE.